Exhibit 10.1

EXECUTION COPY

PURCHASE AGREEMENT

BY AND AMONG

TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P.,

TRUMP ENTERTAINMENT RESORTS, INC.,

BNAC, INC.

and

DONALD J. TRUMP

DATED AS OF AUGUST 3, 2009

TABLE OF CONTENTS

Page

ARTICLE I.	DEFINITIONS; INTERPRETATION	3
Section 1.1.	Definitions	3
Section 1.2.	Interpretation.	12
ARTICLE II.	CONTRIBUTIONS; ISSUANCES OF SECURITIES	12
Section 2.1.	Contributions; Issuance of Partnership Interests and TER Shares.	12
Section 2.2.	Closings.	13
Section 2.3.	First Closing Deliveries.	14
ARTICLE III.	REPRESENTATIONS AND WARRANTIES OF TER AND PARTNERSHIP	18
Section 3.1.	Organization.	18
Section 3.2.	Authority; No Conflict; Required Filings and Consents.	19
Section 3.3.	Partners and Partnership Interests	20
Section 3.4.	Financial Reports and SEC Documents.	20
Section 3.5.	Litigation	21
Section 3.6.	Compliance with Laws; Permits.	21
Section 3.7.	Absence of Certain Changes	22
Section 3.8.	Contracts	22
Section 3.9.	Tax Matters	22
Section 3.10.	Environmental Matters	23
Section 3.11.	Brokers and Finders	23
Section 3.12.	Insurance	24
Section 3.13.	Bankruptcy Notices	24
Section 3.14.	Condition of Certain Tangible Assets	24
ARTICLE IV.	REPRESENTATIONS AND WARRANTIES OF THE NEW PARTNERS	24
Section 4.1.	Authority	24
Section 4.2.	No Conflict	24
Section 4.3.	Investment Representations.	25
Section 4.4.	Sufficient Funds	26
Section 4.5.	Brokers and Finders	26
ARTICLE V.	COVENANTS	26
Section 5.1.	Conduct of Business	26
Section 5.2.	Certain Notices	28
Section 5.3.	Governmental Approvals.	28
Section 5.4.	Hart-Scott-Rodino Filing	30
Section 5.5.	Bankruptcy; Restructuring.	30
Section 5.6.	Publicity	32
Section 5.7.	Access to Records	32

i

Section 5.8.	Changes to Certain Transaction Documents	33
Section 5.9.	Further Assurances and Actions.	33
Section 5.10.	Affiliate Transactions	33
Section 5.11.	Set Off	33
Section 5.12.	Interim Closing of the Books	34
Section 5.13.	Actions between First and Second Closing	34
ARTICLE VI.	CONDITIONS TO EACH CLOSING	34
ARTICLE VII.	TERMINATION	39
Section 7.1.	Termination	39
Section 7.2.	Effect of Termination	41
ARTICLE VIII.	MISCELLANEOUS	42
Section 8.1.	Non-Survival	42
Section 8.2.	Notices	42
Section 8.3.	Counterparts	43
Section 8.4.	Headings	43
Section 8.5.	Amendment	43
Section 8.6.	Extension; Waiver	44
Section 8.7.	Severability	44
Section 8.8.	Entire Agreement; No Third Party Beneficiaries	44
Section 8.9.	Governing Law	44
Section 8.10.	Assignment; Successors	44
Section 8.11.	Election of Remedies	44
Section 8.12.	Submission to Jurisdiction	45
Section 8.13.	Waiver of Jury Trial	45
Section 8.14.	Specific Performance	45

ii

SCHEDULES:

Schedule I	Partnership Interests to be Outstanding Immediately After First Closing
Schedule II	Partnership Interests to be Outstanding Immediately After Second Closing
Schedule 5.1	Conduct of Business
Schedule 5.3(c)	Gaming Application

EXHIBITS:

Exhibit A	Form of Bankruptcy Plan
Exhibit B	Form of Escrow Agreement
Exhibit C	Partnership Subsidiaries
Exhibit D	Form of Bankruptcy Plan
Exhibit E	Form of Disclosure Statement
Exhibit F	Form of Closing of Books Certificate

DISCLOSURE SCHEDULES:

Schedule 3.3	Partners and Partnership Interests
Schedule 3.8	Contracts
Schedule 3.9	Tax Matters

iii

PURCHASE AGREEMENT

PURCHASE AGREEMENT, dated as of August 3, 2009 (this “Agreement”), by and among Trump Entertainment Resorts Holdings, L.P., a Delaware limited partnership (the “Partnership”), Trump Entertainment Resorts, Inc., a Delaware corporation and the current sole general partner of the Partnership (“TER”), BNAC, Inc., a Texas corporation (“BNAC”), and Donald J. Trump (“Trump” and, together with BNAC, the “New Partners”).

R E C I T A L S:

WHEREAS, over the last seven months the Partnership and certain of its Affiliates (collectively, the “Debtors”) have engaged in extensive restructuring negotiations with an ad hoc committee whose members hold over 74% of the 8.5% Senior Secured Notes due 2015 issued by the Partnership, Beal Bank, as agent and lender with respect to the Beal Credit Agreement (as defined below), and Trump, the holder of substantial claims and a holder of equity interests in TER;

WHEREAS, on February 17, 2009, the Debtors filed petitions for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”);

WHEREAS, in connection with the restructuring process, the Debtors, through their representatives and agents, including Lazard Frères & Co. LLC, as their financial advisor (the “Financial Advisor”), engaged in an extensive sale process through which potential acquirors of and investors in the Debtors were contacted and solicited to submit proposals to acquire and/or invest in the Debtors;

WHEREAS, in connection with such sale process, proposals to acquire and/or invest in the Debtors were submitted by potential acquirors and investors, including the New Partners;

WHEREAS, after extensive negotiations and discussions between representatives of the Debtors and such potential acquirors and investors and careful consideration by TER’s Board of Directors, such Board of Directors determined that the New Partners’ proposal was the most attractive of the submitted proposals and instructed representatives of the Debtors to pursue a transaction with the New Partners substantially on the terms outlined in such proposal;

WHEREAS, the Debtors and the New Partners have engaged in extensive arms length negotiations and discussions with respect to the final terms and conditions upon which the New Partners would engage in a transaction with the Debtors, which terms and conditions are set forth in this Agreement;

WHEREAS, Beal Bank is the collateral agent, administrative agent and lender, and Beal Bank Nevada is a lender, under that certain Credit Agreement, dated as of December 21, 2007, among the Partnership, TER, Beal Bank, Beal Bank Nevada and certain other parties named therein, as amended on December 21, 2007, May 29, 2008 and October 28, 2008, pursuant to which, among other things, the lenders thereunder provided the Partnership with a first lien credit facility (the “Beal Credit Agreement”);

WHEREAS, Trump has certain interests in, and with respect to, and claims against, the Debtors;

WHEREAS, in connection with the Bankruptcy Case, and in furtherance of the transactions contemplated by this Agreement, TER will file the Bankruptcy Plan (as hereinafter defined) with the Bankruptcy Court (as hereinafter defined);

WHEREAS, on the date hereof, the lenders under the Beal Credit Agreement have entered into a letter agreement (the “Commitment Letter”) with the Partnership, pursuant to which, upon the satisfaction of the terms and conditions set forth in the Commitment Letter, such lenders will enter into an amended and restated Beal Credit Agreement with the Partnership substantially in the form attached to such Commitment Letter (the “Amended Beal Credit Agreement”);

WHEREAS, in addition to being the sole general partner of the Partnership, TER is currently a limited partner of the Partnership and, pursuant to the Bankruptcy Plan and on the terms and subject to the conditions set forth herein, among other things, (i) all of the outstanding capital stock and other equity interests of TER will be cancelled and extinguished, and thereby no longer outstanding, (ii) Trump will make a capital contribution, directly or indirectly, to TER (the “Trump Stock Contribution”) consisting of cash in the amount of $900,000 in exchange for which capital stock of TER will be issued to Trump and/or Persons designated by Trump such that Trump will beneficially own all of the issued and outstanding capital stock of TER, and (iii) TER, as so beneficially owned by Trump, will cease to be the general partner of the Partnership as of the Second Closing Date but will continue to be a limited partner of the Partnership;

WHEREAS, in connection with the Bankruptcy Plan, on the terms and subject to the conditions set forth herein, at the First Closing (as hereinafter defined), Trump, through TER, TCI 2 (as hereinafter defined), and Ace (as hereinafter defined), will make capital contributions (collectively, the “First Trump Contribution”) to the Partnership consisting of cash in the amount of $1,000,000;

WHEREAS, in connection with the Bankruptcy Plan, on the terms and subject to the conditions set forth herein, at the Second Closing (as hereinafter defined), (i) BNAC, through Newco (as hereinafter defined) and New GP (as hereinafter defined), will make a capital contribution (the “BNAC Contribution”) to the Partnership consisting of cash in the amount of $50,010,000, and (ii) Trump, directly and through Newco and New GP, will make a capital contribution (the “Second Trump Contribution”, and together with the First Trump Contribution and the BNAC Contribution, the “Contributions”) to the Partnership consisting of cash in the amount of $48,990,000; and

WHEREAS, in consideration for the Contributions, on the terms and subject to the conditions set forth herein, the Partnership will issue Partnership Interests to Newco, New GP and Trump, and the Partnership Interests held by TER, TCI 2, and Ace will be adjusted, all as set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS; INTERPRETATION

Section 1.1      Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms shall have the respective meanings set forth below:

“Ace” shall mean Ace Entertainment Holdings Inc., a New Jersey corporation (formerly known as Trump Casinos, Inc.).

“Ace Contribution” shall mean $100,000 of cash to be contributed by Ace to the Partnership.

“Adverse Permit Effect” shall have the meaning set forth in Section 3.6(a).

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Amended Beal Credit Agreement” shall have the meaning set forth in the recitals hereto.

“Amended Partnership Agreement” shall mean a Fifth Amended and Restated Agreement of Limited Partnership which, subject to Section 5.8 of this Agreement, shall be in such form, and shall contain such terms and conditions, as shall have been mutually agreed to by BNAC and Trump.

“Amended Services Agreement” shall mean an Amended and Restated Services Agreement which, subject to Section 5.8 of this Agreement, shall be in such form, and shall contain such terms and conditions, as shall have been mutually agreed to by BNAC and Trump.

“Amended Trademark License Agreement” shall mean a Second Amended and Restated Trademark License Agreement which, subject to Section 5.8 of this Agreement, shall be in such form, and shall contain such terms and conditions, as shall have been mutually agreed to by BNAC and Trump.

“Amended Trademark Security Agreement” shall mean a Second Amended and Restated Trademark Security Agreement which, subject to Section 5.8 of this Agreement, shall be in such form, and shall contain such terms and conditions, as shall have been mutually agreed to by BNAC and Trump.

“Approval Motions” shall have the meaning set forth in Section 5.5(a).

“Authorization” shall mean any approval, authorization, certificate, concession, consent, exemption, franchise, grant of authority, license, order, permission, permit, qualification, ratification, registration, waiver or variance, of or from any Governmental Entity or required by or available under any Law.

“Bankruptcy Case” shall mean the jointly administered cases under chapter 11 of the Bankruptcy Code, commenced by the Debtors on February 17, 2009, in the Bankruptcy Court and styled In re TCI 2 Holdings, LLC, et al., No. 09-13654 (JHW).

“Bankruptcy Code” shall have the meaning set forth in the recitals hereto.

“Bankruptcy Court” shall mean the United States Bankruptcy Court for the District of New Jersey, or any other court exercising competent jurisdiction over the Bankruptcy Case or any proceeding therein.

“Bankruptcy Plan” shall mean the chapter 11 plan of reorganization attached as Exhibit A hereto, as the same may be modified, amended or supplemented from time to time with the approval of each New Partner (except that no such approval shall be required for technical or immaterial changes that do not adversely affect any New Partner or any of its Affiliates or any of the New Partners’ respective rights, or any of the respective benefits that are to be derived by any of the New Partners, under any of the Transaction Documents), together with any and all Contracts, schedules, exhibits, certificates, orders and other documents and instruments prepared in connection therewith.

“Beal Credit Agreement” shall have the meaning set forth in the recitals hereto.

“BNAC” shall have the meaning set forth in the preamble hereto.

“BNAC Contribution” shall have the meaning set forth in the recitals hereto.

“BNAC GP Contribution” shall mean $500,100 of cash to be contributed, directly or indirectly, by BNAC to New GP.

“BNAC Newco Contribution” shall mean $49,509,900 of cash to be contributed, directly or indirectly, by BNAC to Newco.

“Business Day” shall mean any day other than a Saturday or Sunday which is not a day on which banking institutions in New York City are authorized or obligated by Law or executive order to close.

“Claim” shall mean a claim (as defined in section 101(5) of the Bankruptcy Code) against a Debtor.

“Coastal Litigation” shall mean the litigation captioned Trump Hotels & Casino Resorts Development Company, LLC v. Richard T. Fields, et al., Case No. 04-20291 CACE (19), filed in the Circuit Court of the 17th Judicial Circuit in and for Broward County, Florida, and any claims or counterclaims thereunder or related thereto.

“Commitment Letter” shall have the meaning set forth in the recitals hereto.

“Confirmation Date” shall mean the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order.

“Confirmation Hearing” shall mean a hearing to be held by the Bankruptcy Court regarding confirmation of the Bankruptcy Plan, as such hearing may be adjourned or continued from time to time.

“Confirmation Order” shall mean the order confirming the Bankruptcy Plan pursuant to section 1129 of the Bankruptcy Code.

“Confirmation Order Deadline” shall have the meaning set forth in Section 7.1(b).

“Contract” shall mean, with respect to any Person, any agreement, arrangement or obligation, whether written or oral, including any commitment, mortgage, instrument, indenture, note, bond, loan, guarantee, lease, sublease, license, contract, deed of trust, option agreement, right of first refusal, security agreement, development agreement, operating agreement, management agreement, service agreement, partnership agreement, joint venture agreement, limited liability agreement, put/call arrangement, purchase, or sale or merger agreement, in each case that is binding on such Person under applicable Law, including any amendments or modifications thereto and restatements thereof.

“Contributions” shall have the meaning set forth in the recitals hereto.

“Cure Costs” shall mean, with respect to any Executory Contract, the costs and expenses payable under section 365 of the Bankruptcy Code in connection with the assumption and/or assignment of such Executory Contract.

“Debtors” shall have the meaning set forth in the recitals hereto.

“Disclosure Schedule” shall mean the disclosure schedules delivered by the Partnership to the New Partners concurrently with the execution of this Agreement.

“Disclosure Statement” shall have the meaning set forth in Section 5.5(a).

“Effective Date” shall mean the first Business Day on or after the Confirmation Date which is (i) followed immediately and consecutively by a Business Day and (ii) on which all conditions to the effectiveness of the Bankruptcy Plan, other than the consummation of the Contributions under this Agreement, have been satisfied or waived.

“Encumbrance” shall mean, with respect to any asset, security or property, any security interest, pledge, mortgage, deed of trust, lien (including environmental and tax liens), charge, encumbrance, adverse claim, right of first refusal, restriction on use or option, in each case, in respect of such asset, security or property; provided, that, with respect to securities, “Encumbrances” shall exclude limitations on transfer imposed by Gaming Laws.

“Environmental Law” shall mean any Law relating to the protection of the environment or natural resources or the handling, use, storage, transport, disposal or Release of any Hazardous Substances.

“Environmental Liabilities” shall have the meaning set forth in Section 3.10.

“Equipment” shall mean machinery and other equipment, including all motor vehicles.

“Escrow Agent” shall have the meaning set forth in the Escrow Agreement.

“Escrow Agreement” shall mean an Escrow Agreement, substantially in the form attached as Exhibit B hereto, and with such other and additional terms thereof as shall have been mutually agreed to by BNAC, Trump and the Partnership.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, including the rules and regulations promulgated thereunder.

“Exclusivity Period” shall have the meaning set forth in Section 5.5(b).

“Executory Contract” shall have the meaning set forth in Section 5.5(b).

“Existing Partnership Agreement” shall mean the Fourth Amended and Restated Agreement of Limited Partnership of Trump Entertainment Resorts Holdings, L.P., dated May 20, 2005, as amended on February 16, 2009.

“Facility” shall mean any building, plant, structure or other improvement (including (a) the roof, foundation, load-bearing walls and other structural elements, (b) heating, ventilation, air conditioning, mechanical, electrical, plumbing, fire protection, security and surveillance, telecommunications, computer, wiring and cable installations and other building systems), (c) fixtures, (d) except for such items that are addressed in Section 3.10, environmental control, remediation and abatement facilities, equipment and systems, (e) sewer, storm and waste water systems, (f) irrigation and other water distribution systems, and (g) parking facilities) located on any Real Property.

“Final Order” shall mean an order, ruling or judgment that (a) is in full force and effect, (b) is not stayed, and (c) is no longer subject to review, reversal, modification or amendment, by appeal or writ of certiorari; provided, however, that the possibility that a motion under Rule 50 or 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules of Civil Procedure or Bankruptcy Rules, may be filed relating to such order, ruling or judgment shall not cause such order, ruling or judgment not to be a Final Order.

“Financial Advisor” shall have the meaning set forth in the recitals hereto.

“First Closing” shall have the meaning set forth in Section 2.2(a).

“First Closing Date” shall have the meaning set forth in Section 2.2(a).

“First Trump Contribution” shall have the meaning set forth in the recitals hereto.

“GAAP” shall mean generally accepted accounting principles used in the United States.

“Gaming Activities” shall mean the business of owning, operating or managing a casino or similar gaming facility in which the principal business activity is the taking or receiving of bets or wagers upon the results of games of chance or skill.

“Gaming Authority” shall mean any Governmental Entity that is directly responsible for the licensing or granting of permit authority for, or otherwise exercises direct legal or regulatory oversight with respect to, Gaming Activities conducted in the United States, including (a) the New Jersey Casino Control Commission, and (b) the New Jersey Division of Gaming Enforcement.

“Gaming Law” shall mean any Law governing or regulating Gaming Activities, including, without limitation, the New Jersey Casino Control Act and the rules and regulations promulgated thereunder.

“Gaming License” shall mean any Governmental Approval required in order to conduct Gaming Activities under any Gaming Law issued by any Gaming Authority.

“Governmental Approvals” shall mean, with respect to any Person, all Gaming Licenses, Liquor Licenses, approvals from financial institution regulatory authorities and any other permit, license, certificate, franchise, concession, finding of suitability, exemption, entitlement, approval, consent, ratification, permission, clearance, confirmation, waiver, certification, filing, designation, rating, registration, qualification, authorization or order that is issued or granted to such Person by any Governmental Entity in connection with the operation of such Person’s business.

“Governmental Entity” shall mean any foreign, domestic or supranational governmental (executive, legislative or judicial), tribal, administrative, regulatory, police, quasi-governmental entity, military or taxing authority with competent jurisdiction.

“Governmental Order” shall mean any order, writ, judgment, stay, injunction, decree or award entered by or with any Governmental Entity.

“Hazardous Substance” shall mean any substance defined as “hazardous” or “toxic” or any other term of similar import under any Environmental Laws.

“HSR Act” shall mean the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended from time to time, including the rules and regulations promulgated thereunder.

“Knowledge” shall mean, with respect to the Partnership, the actual knowledge, after due and diligent inquiry, of Mark Juliano, John Burke, Robert Pickus, Rosalind Krause, James Rigot, or Mark Sachais.

“Laws” shall mean all laws, statutes, ordinances, decrees, rules, regulations, orders, injunctions or judgments of the United States, any foreign country or any domestic or foreign state, county, city, province or other political subdivision or of any Governmental Entity, including, without limitation, Gaming Laws.

“Liability” shall mean any liability or obligation of whatever kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Liquor Licenses” shall mean all those certain “off sale,” “portable bar” and other alcoholic beverage licenses issued by any Governmental Entity or Gaming Authority pursuant to which the sale of alcoholic beverages is permitted in the gaming space, simulcast facilities, restaurants, bars, function rooms and guest rooms of hotels or related properties (including casino, gambling or gaming facilities such as the Partnership Gaming Facilities).

“Material Adverse Effect” shall mean any one or more changes, events or effects that has, or would reasonably be likely to have or result in, a material adverse effect on the business, assets, financial condition or results of operations of the Partnership and the Partnership Subsidiaries, taken as a whole, or on the ability of TER, the Partnership or the Partnership Subsidiaries to consummate the Restructuring or perform their obligations under this Agreement, in each case except for any such change, event or effect (a) resulting from general economic or business conditions in the United States (except to the extent such change, event or effect has a significantly disproportionate adverse effect on the Partnership as compared to other similarly situated businesses); (b) affecting companies in the gaming industry generally in the United States or such industry in Atlantic City, New Jersey (except to the extent such change, event or effect has a significantly disproportionate adverse effect on the Partnership as compared to other similarly situated businesses); (c) resulting from any changes in any applicable law, or in generally accepted accounting principles, which take effect after the date hereof; (d) resulting from the announcement or performance of this Agreement or the transactions contemplated hereby, including by reason of the identity of the New Partners or communication by a New Partner or its affiliates of its plans or intentions regarding the operation of the Partnership’s business; (e) resulting from any act or omission of the Partnership taken with the prior written consent of each of the New Partners; (f) resulting from the filing of the Bankruptcy Case; or (g) resulting from acts of war or terrorism (except to the extent such change, event or effect has a significantly disproportionate adverse effect on the Partnership as compared to other similarly situated businesses). For the avoidance of doubt, references to the Partnership in this definition shall mean the Partnership and the Partnership Subsidiaries taken as a whole.

“New GP” shall mean a Nevada limited liability company to be formed, or caused to be formed, by BNAC and Trump prior to the First Closing Date for the purpose of serving as the new general partner of the Partnership on and after the Second Closing Date, (a) 50.01% of the beneficial ownership of which shall be held, directly or indirectly, by BNAC, and (b) 49.99% of the beneficial ownership of which shall be held, directly or indirectly, by Trump.

“New GP Contribution” shall mean a capital contribution by New GP to the Partnership of cash in the amount of $1,000,000.

“New GP Operating Agreement” shall mean the Limited Liability Company Operating Agreement of New GP which, subject to Section 5.8 of this Agreement, shall be in such form, and shall contain such terms and conditions, as shall have been mutually agreed to by BNAC and Trump.

“New Partners” shall have the meaning set forth in the preamble hereto.

“Newco” shall mean a Nevada limited liability company to be formed, or caused to be formed, by BNAC and Trump prior to the First Closing Date for the purpose of holding Partnership Interests as provided herein, (a) 79% of the beneficial ownership of which shall be held, directly or indirectly, by BNAC, and (b) 21% of the beneficial ownership of which shall be held, directly or indirectly, by Trump. .

“Newco Contribution” shall mean $62,670,759 of cash to be contributed by Newco to the Partnership.

“Newco Operating Agreement” shall mean the Limited Liability Company Operating Agreement of Newco which, subject to Section 5.8 of this Agreement, shall be in such form, and shall contain such terms and conditions, as shall have been mutually agreed to by BNAC and Trump.

“Ordinary Course of Business” shall mean any action taken by any of the Partnership Entities that (a) is consistent with the past practices of such entity, (b) is taken in the ordinary course of the normal day-to-day operations of such entity, and (c) does not, and would not reasonably be expected to, require approval of the Bankruptcy Court pursuant to section 363 of the Bankruptcy Code.

“Outside Date” shall have the meaning set forth in Section 7.1(d)(i).

“Partnership” shall have the meaning set forth in the preamble hereto.

“Partnership Confirmation Order Deadline” shall have the meaning set forth in Section 7.1(c).

“Partnership Contract” shall have the meaning set forth in Section 3.8.

“Partnership Entities” shall mean the Partnership, each Partnership Subsidiary, TER, and TCI 2.

“Partnership Gaming Facilities” shall mean, collectively, (a) the Trump Taj Mahal Casino Resort, (b) the Trump Plaza Hotel and Casino, and (c) the Trump Marina Hotel Casino.

“Partnership Interests” shall mean the partnership interests of a partner in the Partnership.

“Partnership Permits” shall have the meaning set forth in Section 3.6(a).

“Partnership Subsidiary” shall mean any Subsidiary of the Partnership set forth on Exhibit C attached hereto.

“Permits” shall have the meaning set forth in Section 3.6(a).

“Person” shall mean a natural person, partnership (general or limited), corporation, limited liability company, business trust, joint stock company, trust, business association, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Petition Date” shall mean February 17, 2009.

“Plan Filing Date” shall have the meaning set forth in Section 5.5(c).

“Post-Confirmation Liquidated Damages Amount” shall have the meaning set forth in Section 7.2.

“Pre-Confirmation Liquidated Damages Amount” shall have the meaning set forth in Section 7.2.

“Proceeding” shall mean any action, claim, audit or other inquiry, hearing, investigation, suit or other charge or proceeding (whether civil, criminal, administrative, investigative, formal or informal) by or before any Governmental Entity or before an arbitrator or arbitral body or mediator.

“Real Property” shall mean all real property or interests in real property owned or leased by any Partnership Entity.

“Rejected Contracts” shall have the meaning set forth in Section 5.5(c).

“Rejection Claim” shall mean, with respect to an Executory Contract, any Claim arising out of the termination of such Executory Contract or the rejection of such Executory Contract under section 365 of the Bankruptcy Code, in each case assuming such termination or rejection occurred as of the earlier of (a) the date on which such Executory Contract is terminated or rejected or (b) the First Closing Date.

“Rejection List” shall have the meaning set forth in Section 5.5(c).

“Release” shall mean any releasing, spilling, leaking, discharging, disposing of, pumping, pouring, emitting, emptying, injecting, leaching, dumping or allowing to escape in violation of any Environmental Law.

“Required Contracts” shall have the meaning set forth in Section 5.5(c).

“Restructuring” shall have the meaning set forth in Section 5.5(d).

“Second Closing” shall have the meaning set forth in Section 2.2(b).

“Second Closing Date” shall have the meaning set forth in Section 2.2(b).

“Second Trump Contribution” shall have the meaning set forth in the recitals hereto.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, including the rules and regulations promulgated thereunder.

“SEC” shall mean the United States Securities and Exchange Commission.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership, business association or other Person of which such Person owns, directly or indirectly, rights with respect to, securities or other interests having the power to elect a majority of such Person’s board of directors or analogous or similar governing body of such Person.

“Taxes” shall mean any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto), including (a) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (b) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties.

“Tax Code” shall mean the Internal Revenue Code of 1986, as amended.

“Tax Matters Agreement” shall mean that certain Agreement Regarding Tax Matters which, subject to Section 5.8 of this Agreement, shall be in such form, and shall contain such terms and conditions, as shall have been mutually agreed to by BNAC and Trump.

“Tax Returns” shall mean any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“TCI 2” shall mean TCI 2 Holdings, LLC, a Delaware limited liability company.

“TCI 2 Contribution” shall mean $100,000 of cash to be contributed by TCI 2 to the Partnership.

“TER” shall have the meaning set forth in the recitals hereto.

“TER Contribution” shall mean $800,000 of cash to be contributed by TER to the Partnership.

“TER SEC Documents” shall have the meaning set forth in Section 3.4(a).

“TER Shares” shall have the meaning set forth in Section 2.1(a)(i).

“Transaction Documents” shall mean, collectively, this Agreement, the Amended Services Agreement, the Amended Partnership Agreement, the Amended Trademark License Agreement, the Amended Trademark Security Agreement, the Value Enhancement Agreement, the Tax Matters Agreement, the New GP Operating Agreement, and the Newco Operating Agreement.

“Trump” shall have the meaning set forth in the preamble hereto.

“Trump Direct Contribution” shall mean $35,329,241 of cash to be contributed by Trump to the Partnership.

“Trump GP Contribution” shall mean $499,900 of cash to be contributed by Trump, directly or indirectly, to New GP.

“Trump Newco Contribution” shall mean $13,160,859 of cash to be contributed by Trump to Newco.

“Trump Stock Contribution” shall have the meaning set forth in the recitals hereto.

“Value Enhancement Agreement” shall mean a Value Enhancement Agreement which, subject to Section 5.8 of this Agreement, shall be in such form, and shall contain such terms and conditions, as shall have been mutually agreed to by BNAC and Trump.

Section 1.2	Interpretation.

(a)          When a reference is made in this Agreement to a section, article, paragraph, exhibit or schedule, such reference shall be to a section, article, paragraph, exhibit or schedule of this Agreement, unless otherwise clearly indicated to the contrary.

(b)          Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c)          The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d)          The meaning assigned to each term defined herein shall be equally applicable to both the singular and plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e)          A reference to any party to this Agreement or any other agreement or documents shall include such party’s successors and permitted assigns.

(f)          A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or reenactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g)          The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any such party by virtue of the authorship of any provisions of this Agreement.

ARTICLE II.

CONTRIBUTIONS; ISSUANCES OF SECURITIES

Section 2.1	Contributions; Issuance of Partnership Interests and TER Shares.

(a)          On and subject to the terms and conditions contained in this Agreement, at the First Closing:

(i)          Trump will contribute, directly or indirectly, the Trump Stock Contribution to TER by wire transfer of immediately available funds and, in exchange therefor, TER will issue to Trump and/or Persons designated by Trump one hundred (100) newly issued shares (the “TER Shares”) of its common stock such that, immediately after the First Closing, Trump will beneficially own all of the issued and outstanding capital stock of TER;

(ii)          TER will contribute an amount equal to the TCI 2 Contribution to TCI 2 by wire transfer of immediately available funds;

(iii)          Trump will contribute, directly or indirectly, an amount equal to the Ace Contribution to Ace by wire transfer of immediately available funds; and

(iv)          (A) Trump will cause Ace to contribute an amount equal to the Ace Contribution to the Partnership by wire transfer of immediately available funds, (B) TER will contribute an amount equal to the TER Contribution to the Partnership by wire transfer of immediately available funds, and (C) TER will cause TCI 2 to contribute an amount equal to the TCI 2 Contribution to the Partnership by wire transfer of immediately available funds, and as a result of the contributions set forth in the immediately preceding clauses (A), (B) and (C), the Partnership Interests of TER, TCI 2, and Ace shall be adjusted so that all outstanding Partnership Interests in the Partnership will be owned as set forth on Schedule I attached hereto immediately after the First Closing.

(b)          On and subject to the terms and conditions contained in this Agreement, at the Second Closing, (i) BNAC will cause Newco to contribute the amounts it receives as the BNAC Newco Contribution and Trump Newco Contribution to the Partnership by wire transfer of immediately available funds, (ii) Trump will contribute an amount equal to the Trump Direct Contribution to the Partnership by wire transfer of immediately available funds, and (iii) BNAC and Trump jointly will cause New GP to contribute an amount equal to the New GP Contribution to the Partnership by wire transfer of immediately available funds, and, in exchange for the contributions set forth in the immediately preceding clauses (i), (ii) and (iii), the Partnership shall issue to Newco, Trump and New GP, free and clear of any and all Encumbrances (other than any Encumbrances specifically set forth in the Amended Partnership Agreement), Partnership Interests as set forth on Schedule II attached hereto, and the Partnership Interests of TER, TCI 2, and Ace shall be adjusted as set forth on Schedule II. All outstanding Partnership Interests in the Partnership will be owned as set forth on Schedule II attached hereto immediately after the Second Closing.

Section 2.2	Closings.

(a)           The closing (the “First Closing”) of the consummation of the Trump Stock Contribution and the First Trump Contribution and the issuance of the TER Shares, in each case as contemplated by Section 2.1(a), shall take place at the offices of Willkie Farr & Gallagher LLP, located at 787 Seventh Avenue, New York, New York 10019, on the Effective Date and

after the consummation of the Restructuring (the “First Closing Date”); provided that, on such date, the conditions set forth in Sections 6.1, 6.2, 6.3, 6.4 and 6.5 (in the case of Sections 6.4 and 6.5, subject to the provisions of Section 6.7) shall have been satisfied or waived in accordance with their respective terms (other than those conditions that by their nature are to be satisfied at the First Closing, but subject to the satisfaction or waiver of such conditions).

(b)           If the First Closing occurs, the closing (the “Second Closing”) of the consummation of the Newco Contribution, the Trump Direct Contribution and the New GP Contribution and the issuance of Partnership Interests, in each case as contemplated by Section 2.1(b), shall take place at the offices of Willkie Farr & Gallagher LLP, located at 787 Seventh Avenue, New York, New York 10019, at 9 am New York City time on the first Business Day after the First Closing Date (the “Second Closing Date”).

Section 2.3	First Closing Deliveries.

(a)           The Partnership and TER will deliver, or cause to be delivered, at the First Closing:

(i)           to each of the New Partners, existence and good standing certificates (or equivalents thereof) for each of TER and the Partnership, issued by the Secretary of State of the State of Delaware and of such other applicable jurisdictions where TER or the Partnership, as applicable, is qualified or licensed to do business or own, lease or operate property making such qualification or licensing necessary, and dated as of a date within three (3) Business Days prior to the First Closing Date;

(ii)           to each of the New Partners, existence and good standing certificates (or equivalents thereof) for each of the Subsidiaries of TER and the Partnership, issued by the appropriate Governmental Entities of its jurisdiction of formation and of such other applicable jurisdictions where such Subsidiary, as applicable, is qualified or licensed to do business or own, lease or operate property making such qualification or licensing necessary, and dated as of a date within three (3) Business Days prior to the First Closing Date;

(iii)           to each of the New Partners, the certificate required to be delivered pursuant to Section 6.3(c);

(iv)           to each of the New Partners, Ace, TER, and TCI 2, a counterpart to a cross-receipt, duly executed by the Partnership, evidencing receipt by the Partnership of the Ace Contribution, the TER Contribution and the TCI 2 Contribution;

(v)           to each of the New Partners, a counterpart to a cross-receipt, duly executed by TER, evidencing receipt by TER of the Trump Stock Contribution;

(vi)           to each of the New Partners, a certified copy of the Confirmation Order;

(vii)           to each of the New Partners, a copy of the docket in the Bankruptcy Case evidencing that, as of the First Closing Date, the Confirmation Order has not been appealed, reversed, stayed, modified, amended, enjoined, set aside, annulled, suspended or vacated;

(viii)           to each of the New Partners, evidence reasonably acceptable to each of the New Partners that the Restructuring has been consummated;

(ix)           to each of the New Partners, evidence reasonably acceptable to each of the New Partners of the issuance of the Partnership Interests to be issued at the First Closing as contemplated by Section 2.1(a);

(x)           to Trump, one or more stock certificates, registered in the name of the holder(s) thereof designated by Trump, representing the TER Shares;

(xi)           to the Escrow Agent and each of the New Partners, a counterpart to the Escrow Agreement, duly executed by the Partnership; and

(xii)           to each of the New Partners, a counterpart to the Amended Beal Credit Agreement, duly executed by the Partnership and each Partnership Subsidiary that is a party thereto.

(b)           Trump will deliver, or cause to be delivered (for himself and, as applicable, on behalf of Ace, TER, TCI 2, the Partnership, and/or the Partnership Subsidiaries), at the First Closing:

(i)          to the Partnership, the certificate required to be delivered pursuant to Section 6.2(c);

(ii)          (A) to TER, an amount in cash equal to the Trump Stock Contribution, and (B) to the Partnership, amounts in cash equal to the Ace Contribution, the TER Contribution, and the TCI 2 Contribution, all as contemplated by Section 2.1(a);

(iii)          to Newco, an amount in cash equal to the Trump Newco Contribution, which shall be in exchange for Newco membership interests as set forth in the Newco Operating Agreement;

(iv)          to New GP, an amount in cash equal to the Trump GP Contribution, which shall be in exchange for New GP membership interests as set forth in the New GP Operating Agreement;

(v)          to the Escrow Agent, an amount in cash equal to the Trump Direct Contribution, which shall be held in, and released from, escrow by the Escrow Agent and delivered to the Partnership in accordance with the Escrow Agreement;

(vi)          to TER, a counterpart to a cross receipt, duly executed by Trump (and/or Persons designated by Trump to receive TER Shares), evidencing receipt by Trump (and/or Persons designated by Trump) of TER Shares received pursuant to Section 2.1(a);

(vii)          to the Partnership, a counterpart to a cross receipt, duly executed by Ace, TER and TCI acknowledging the adjustment of Partnership Interests pursuant to Section 2.1(a);

(viii)          to Newco, a counterpart to a cross receipt, duly executed by Trump (and/or Persons designated by Trump to receive Newco membership interests), evidencing receipt of Newco membership interests received by Trump (and/or Persons designated by Trump) pursuant to the Newco Operating Agreement;

(ix)          to New GP, a counterpart to a cross receipt, duly executed by Trump (and/or Persons designated by Trump to receive New GP membership interests), evidencing receipt of New GP membership interests received by Trump (and/or Persons designated by Trump) pursuant to the New GP Operating Agreement;

(x)          to the Escrow Agent, a counterpart to a cross-receipt, duly executed by the Partnership, evidencing receipt by the Partnership of the Newco Contribution, the Trump Direct Contribution and the New GP Contribution pursuant to Section 2.1(b);

(xi)          to the Escrow Agent, a counterpart to a cross-receipt, duly executed by Trump, evidencing receipt by Trump of the Partnership Interests received by Trump pursuant to Section 2.1(b);

(xii)          to the Escrow Agent, BNAC, and the Partnership, a counterpart to the Escrow Agreement, duly executed by Trump;

(xiii)          to BNAC, a counterpart to the Amended Partnership Agreement, duly executed by each of Trump, Ace, TER and TCI 2;

(xiv)          to the Partnership, a counterpart to the Amended Services Agreement, duly executed by Trump, the Partnership and TER;

(xv)          to the Partnership, a counterpart to the Amended Trademark License Agreement, duly executed by Trump, the Partnership, TER and each Partnership Subsidiary that is a party thereto;

(xvi)          to the Partnership, a counterpart to the Amended Trademark Security Agreement, duly executed by Trump and the Partnership;

(xvii)          to the Partnership, a counterpart to the Value Enhancement Agreement, duly executed by the Partnership and, as applicable, Trump and/or each Affiliate of Trump that is a party thereto;

(xviii)          to BNAC, a counterpart to each of the Newco Operating Agreement and the New GP Operating Agreement, duly executed by Trump (and/or each Person designated by Trump to receive membership interests in New GP and/or Newco); and

(xix)          to BNAC, a counterpart to the Tax Matters Agreement, duly executed by Trump.

(c)          BNAC will deliver, or cause to be delivered (for itself and, as applicable, on behalf of Newco), at the First Closing:

(i)          to the Partnership, the certificate required to be delivered pursuant to Section 6.2(c);

(ii)          to Newco, an amount in cash equal to the BNAC Newco Contribution, which shall be in exchange for Newco membership interests as set forth in the Newco Operating Agreement;

(iii)          to New GP, an amount in cash equal to the BNAC GP Contribution, which shall be in exchange for New GP membership interests as set forth in the New GP Operating Agreement;

(iv)          to the Escrow Agent, an amount in cash equal to the Newco Contribution, which shall be held in, and released from, escrow by the Escrow Agent and delivered to the Partnership in accordance with the Escrow Agreement;

(v)          to Trump, a counterpart to a cross receipt, duly executed by Newco, evidencing receipt by Newco of the Trump Newco Contribution;

(vi)          to Newco, a counterpart to a cross receipt, duly executed by BNAC (and/or Persons designated by BNAC to receive Newco membership interests), evidencing receipt of Newco membership interests received by BNAC (and/or Persons designated by Newco) pursuant to the Newco Operating Agreement;

(vii)          to New GP, a counterpart to a cross receipt, duly executed by BNAC (and/or Persons designated by BNAC to receive New GP membership interests), evidencing receipt of New GP membership interests received by BNAC (and/or Persons designated by BNAC) pursuant to the New GP Operating Agreement;

(viii)          to the Escrow Agent, a counterpart to a cross-receipt, duly executed by Newco, evidencing receipt by Newco of the Partnership Interests received by Newco pursuant to Section 2.1(b);

(ix)          to the Escrow Agent, the Partnership, and Trump, a counterpart to the Escrow Agreement, duly executed by BNAC and Newco;

(x)          to Trump and the Partnership, a counterpart to the Amended Partnership Agreement, duly executed by Newco;

(xi)          to Trump, a counterpart to the Newco Operating Agreement and the New GP Operating Agreement, duly executed by BNAC (and/or the Persons designated by BNAC to received membership interests in Newco and/or New GP); and

(xii)          to Trump, a counterpart to the Tax Matters Agreement, duly executed by BNAC.

(d)          BNAC and Trump will jointly cause to be delivered, by or on behalf of New GP, at the First Closing:

(i)          to the Escrow Agent, an amount in cash equal to the New GP Contribution, which shall be held in, and released from, escrow by the Escrow Agent and delivered to the Partnership in accordance with the Escrow Agreement;

(ii)          to each New Partner (and/or Persons designated by a New Partner to receive membership interests in New GP), a counterpart to a cross-receipt, duly executed by New GP, evidencing receipt by New GP of the BNAC GP Contribution and the Trump GP Contribution;

(iii)          to the Escrow Agent, a counterpart to a cross-receipt, duly executed by New GP, evidencing receipt by New GP of the Partnership Interests received by New GP pursuant to Section 2.1(b);

(iv)          to the Escrow Agent and the Partnership, a counterpart to the Escrow Agreement, duly executed by New GP; and

(v)          to each New Partner and the Partnership, a counterpart to the Amended Partnership Agreement, duly executed by New GP.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF TER AND PARTNERSHIP

Except as set forth herein or in the Disclosure Schedules, TER and the Partnership hereby jointly and severally represent and warrant to the New Partners as follows:

Section 3.1	Organization.

(a)          TER is a corporation and the Partnership is a limited partnership, in each case, duly organized, validly existing and in good standing under the laws of the State of Delaware and each of TER and the Partnership has the requisite corporate or organizational power (as applicable) and authority to own, lease and operate its properties and to carry on its business as currently being conducted. Each of TER and the Partnership is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by TER or the Partnership (as the case may be) or the nature of the business conducted by TER or the Partnership (as the case may be) makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

(b)          TER has no Subsidiaries other than the Partnership, TCI 2 and the Partnership Subsidiaries, each of which (other than the Partnership) is, directly or indirectly, wholly owned by TER and/or the Partnership. The Partnership has no Subsidiaries other than the

Partnership Subsidiaries, each of which is, directly or indirectly, wholly owned by the Partnership. TCI 2 and each Partnership Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate, limited liability company, partnership or other organizational power and authority to own, lease and operate its properties and to carry on its business as it is currently being conducted. TCI 2 and each Partnership Subsidiary is duly qualified or licensed as a foreign corporation or other business entity to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.2	Authority; No Conflict; Required Filings and Consents.

(a)          Subject to approval of this Agreement by the Bankruptcy Court, which approval may be obtained in connection with confirmation of the Plan, each of TER and the Partnership has the requisite organizational power and authority to enter into this Agreement and each of the other Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby to be consummated by it. Subject to approval of this Agreement by the Bankruptcy Court, which approval may be obtained in connection with confirmation of the Plan, the execution and delivery of this Agreement by each of TER and the Partnership has been, and each of the other Transaction Documents to which it is a party will, prior to the First Closing, be, duly authorized by the requisite corporate or organizational (as applicable) action of each of TER and the Partnership. Subject to approval of this Agreement by the Bankruptcy Court, which approval may be obtained in connection with confirmation of the Plan, this Agreement has been, and each of the other Transaction Documents to which TER and/or the Partnership is a party, when executed and delivered by it, will be duly authorized and validly executed and delivered thereby, and, subject to the entry of the Confirmation Order, this Agreement constitutes, and each of the other Transaction Documents to which TER and/or the Partnership is a party, when executed and delivered by it (assuming this Agreement and the other Transaction Documents to which it is a party constitute the valid and binding obligations of the other parties hereto and thereto) will constitute, a valid and binding obligation of TER and/or the Partnership (as applicable), enforceable against it in accordance with its terms.

(b)          Subject to the entry of the Confirmation Order, the execution and delivery of this Agreement by each of TER and the Partnership, and the performance by any Partnership Entity of the other Transaction Documents to which it is a party, will not, (i) conflict with, violate or breach any provision of the organizational document of any Partnership Entity, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any Contract to which any Partnership Entity is a party or by which any of them or any of their properties or assets may be bound, or (iii) assuming that all Governmental Approvals and other matters referred to in Section 3.2(c) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law or Governmental Approval applicable to any Partnership Entity or any of their respective properties or assets.

(c)          No Governmental Approvals or notice to, declaration or filing with, or waiver from any other Person is required by or of any Partnership Entity in connection with the execution, delivery or performance by any Partnership Entity of this Agreement or any of the other Transaction Documents to which any of them is a party nor the consummation of the transactions contemplated hereby and thereby, except (i) the filing of the premerger notification and report form under the HSR Act, if required, (ii) the Gaming Licenses and other Governmental Approvals related to, or arising out of, compliance with Gaming Laws, (iii) entry of the Confirmation Order, and (iv) other Governmental Approvals reasonably necessary to own, lease or operate the properties of the Partnership Entities and to carry on the business of the Partnership Entities as currently conducted.

Section 3.3      Partners and Partnership Interests. As of immediately prior to the First Closing, the sole Partners in the Partnership will be the Persons listed on, and all outstanding Partnership Interests in the Partnership will be owned as set forth on, Disclosure Schedule 3.3. The Partnership is not a party to any option, warrant, purchase right or other Contract (other than this Agreement) that could require the Partnership to sell or otherwise dispose of, or grant any interest in, any Partnership Interests. The Partnership is not a party to any voting trust, proxy or other Contract with respect to the voting of any of the Partnership Interests. Upon the First Closing (and after giving effect to the First Trump Contribution): (a) Trump (and/or Persons designated by him to receive TER Shares) will acquire full legal and beneficial ownership of all of the TER Shares being purchased by them hereunder, free of any Encumbrance (other than Encumbrances created by or arising through the New Partners); and (b) Ace, TER, and TCI 2 will acquire full legal and beneficial ownership, free of any Encumbrance (other than Encumbrances created by or arising through the New Partners), of all of the Partnership Interests set forth opposite their respective names on Schedule I hereto. Upon the Second Closing (and after giving effect to the Newco Contribution, the Trump Direct Contribution, and the New GP Contribution) in accordance with the terms of this Agreement, Newco, Trump, and New GP will acquire full legal and beneficial ownership of all of the Partnership Interests being purchased by them hereunder, free of any Encumbrance (other than Encumbrances created by or arising through the New Partners), as set forth on Schedule II hereto.

Section 3.4	Financial Reports and SEC Documents.

(a)          TER and the Partnership have filed or furnished all forms, statements, reports and documents required to be filed with, or furnished to, the SEC by TER or the Partnership pursuant to applicable securities statutes, regulations, policies and rules since December 31, 2007 (such forms, statements, reports and documents filed with, or furnished to, the SEC since December 31, 2007 and those filed with, or furnished to, the SEC subsequent to the date of this Agreement, if any, in each case including any amendments thereto, the “TER SEC Documents”). Each of the TER SEC Documents filed or furnished on or prior to the date of this Agreement complied, and each of the TER SEC Documents filed or furnished after the date of this Agreement will comply, in all material respects with the applicable requirements of each of the Exchange Act and the Securities Act, and complied or will comply, as applicable, in all material respects with the then-applicable accounting standards. As of their respective dates, except as and to the extent modified or superseded in any subsequent TER SEC Document filed and publicly available prior to the date of this Agreement, the TER SEC Documents did not, and any TER SEC Documents filed with, or furnished to, the SEC subsequent to the date of this

Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b)          Each of the consolidated balance sheets included in or incorporated by reference into the TER SEC Documents (including the related notes and schedules) presents fairly in all material respects or, in the case of the TER SEC Documents filed or furnished after the date of this Agreement, will present fairly in all material respects the consolidated financial position of the Partnership Entities as of its date, and each of the consolidated statements of income, changes in shareholders’ (or equity holders’) equity and cash flows included in or incorporated by reference into the TER SEC Documents (including any related notes and schedules) presents fairly in all material respects or, in the case of the TER SEC Documents filed or furnished after the date of this Agreement, will present fairly in all material respects the net income, total shareholders’ (or equity holders’) equity and net increase (decrease) in cash and cash equivalents, as the case may be, of the Partnership Entities for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments), in each case in accordance with U.S. generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

Section 3.5      Litigation. Other than (i) the pendency of the Bankruptcy Case, (ii) any Claims that will be discharged in connection with the confirmation of the Bankruptcy Plan, (iii) as disclosed in the TER SEC Documents, and (iv) the Coastal Litigation, there are no claims, actions, suits, demand letters, judicial, administrative or regulatory proceedings, or hearings, notices of violation, or investigations pending or, to the Knowledge of the Partnership, threatened against any Partnership Entity or any of its Affiliates which would reasonably be expected to have a Material Adverse Effect.

Section 3.6	Compliance with Laws; Permits.

(a)          Each of the Partnership Entities is in possession of all authorizations, licenses, consents, certificates, registrations, approvals and other permits of any Governmental Entity (collectively, “Permits”) necessary for it to own, lease and operate its properties and assets or to carry on its business as it is now being conducted (collectively, the “Partnership Permits”), and all such Partnership Permits are in full force and effect, except where the failure to hold such Partnership Permits, or the failure to be in full force and effect, would not be reasonably expected to result in (i) a material settlement or fine or loss of the legal right to conduct a material portion of its business activities or (ii) a Material Adverse Effect (each of the immediately preceding clauses (i) and (ii), an “Adverse Permit Effect”). No suspension or cancellation of any Partnership Permit that is material to the operations of the Partnership Entities is pending or, to the Knowledge of the Partnership, threatened. The Partnership Entities are not in violation or breach of, or default under, any Partnership Permit, except where such violation, breach or default would not be reasonably expected to result in an Adverse Permit Effect.

(b)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Partnership Entity is in default or violation of any Laws applicable to the Partnership Entities or their respective businesses.

Section 3.7      Absence of Certain Changes. Since December 31, 2008, the Partnership Entities have conducted their business only in the Ordinary Course of Business, and there has not been any Material Adverse Effect or any change, event or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

Section 3.8      Contracts. Except for this Agreement or as set forth on Disclosure Schedule 3.8, no Partnership Entity is a party to or bound by any Contract, arrangement, commitment, agreement, license, permit, bond, mortgage, indenture or understanding (whether written or oral) (a) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the TER SEC Documents; (b) which constitutes a Contract or commitment relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $100,000; (c) which contains any provision that would restrict or limit in any material respect the conduct of business of any Partnership Entity or any Affiliate of the Partnership (or any Affiliate of any such Affiliate of the Partnership); (d) that (i) contains most favored pricing or other provisions or (ii) grants any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any Person, in each case under this clause (ii) in a manner which is material to the business of the Partnership Entities, taken as a whole; (e) which was entered into after December 31, 2008 or is not yet consummated, and provides for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person for aggregate consideration in excess of $250,000 (other than acquisitions or dispositions of assets in the Ordinary Course of Business); (f) which by its terms calls for aggregate payments by Partnership Entities of more than $500,000 following the date hereof; (g) which is a collective bargaining agreement or other Contract with any labor union or any other similar organization; (h) which is a Contract relating to the use or license of intellectual property (including, without limitation, software) that is material to the respective businesses of the Partnership Entities; or (j) which constitutes a Contract or commitment to sell or transfer any equity interests in the Partnership or Partnership’s Subsidiaries. Each Contract, arrangement, commitment, agreement, license, permit, bond, mortgage, indenture or understanding of the type described in this Section 3.8, whether or not set forth in the TER SEC Documents, is referred to herein as a “Partnership Contract”.

Section 3.9	Tax Matters. Except as set forth on Disclosure Schedule 3.9:

(a)          All material Tax Returns required to be filed by or with respect to any Partnership Entity have been timely filed (taking into account all valid extensions of the time to file).

(b)          The Partnership Entities have fully and timely paid all material Taxes (whether or not shown to be due on a Tax Return) due and payable.

(c)          There are no material outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from any Partnership Entities for any taxable period and, to the Knowledge of the Partnership, no request for any such waiver or extension is currently pending, in each case other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business.

(d)          No audit or other proceeding by any Governmental Entity is pending or, to the Knowledge of the Partnership, threatened with respect to any Taxes due from or with respect to any Partnership Entities, except for such audits and proceedings that are not, individually or in the aggregate, material to the Partnership.

(e)          No Partnership Entity has any liability for any Tax or any portion of a Tax (or any amount calculated with reference to any portion of a Tax) of any Person (other than any Partnership Entity), including under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by contract or otherwise (other than pursuant to customary tax sharing, allocation, indemnity, gross-up or similar provisions contained in agreements the primary purpose of which does not relate to Taxes).

(f)          Neither the Partnership, TCI 2, nor any Partnership Subsidiary organized as a limited liability company or limited partnership as set forth in Exhibit C has filed an election pursuant to Treasury Regulation section 301.7701-3 to be treated as a corporation for U.S. federal income tax purposes.

(g)          No Partnership Entity has engaged in any transaction that has given rise to or would reasonably be expected to give rise to a disclosure obligation as a “listed transaction” under section 6011 of the Tax Code and the regulations promulgated thereunder.

Section 3.10    Environmental Matters. Except as would not, and would not reasonably be expected to, have a Material Adverse Effect: (a) the Real Property is, and the operations of the businesses of the Partnership Entities are, in compliance with all Environmental Laws; (b) no Hazardous Substances have been Released at, on or under any Real Property; (c) there are no claims, notices, orders or proceedings from any Person pending or, to the Knowledge of the Partnership, threatened against any Partnership Entity or any of its respective Affiliates alleging any violation of Environmental Laws or the existence of any liabilities arising under any Environmental Laws (“Environmental Liabilities”) in respect of the Real Property or the businesses of the Partnership; and (d) neither any Partnership Entity nor any of their respective assets or properties is, and the operations of their respective businesses are not, subject to any order, decree, injunction or other directive of any Governmental Authority with jurisdiction over or to enforce Environmental Laws, and none of the Partnership Entities nor any of their respective assets or properties is, and the operations of their respective businesses are not, subject to any agreement that requires any of them to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person for or against any Environmental Liabilities, in each case in respect of the Real Property or the respective businesses of the Partnership Entities.

Section 3.11    Brokers and Finders. Other than the Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement, the other Transaction Documents or the Bankruptcy Plan based upon arrangements made by or on behalf of any Partnership Entity. TER and the Partnership have furnished to the New Partners a correct and complete copy of each agreement between any Partnership Entity and the Financial Advisor under which the Financial Advisor would be entitled to any payment relating to the transactions contemplated by this Agreement, the other Transaction Documents or the Bankruptcy Plan.

Section 3.12    Insurance. The Partnership Entities maintain insurance policies of the types, and provide for coverage limits in amounts, customarily carried by Persons conducting businesses or owning assets similar to those of the Partnership Entities. Such insurance policies are in full force and effect.

Section 3.13    Bankruptcy Notices. The Partnership has served upon all known entities holding potential Claims against and interests in the Debtors a notice of the date by which proofs of Claims against the Debtors must be filed, and have otherwise complied in all material respects with all relevant provisions of Rule 2002 of the Federal Rules of Bankruptcy Procedure.

Section 3.14    Condition of Certain Tangible Assets. Each item of Equipment owned or leased by the Partnership Entities has been maintained in the Ordinary Course of Business, ordinary wear and tear excepted, and in accordance with normal industry practices and applicable warranty requirements, if any (and, if held under lease, also has been maintained as required by each applicable lease). All Facilities have been maintained in the Ordinary Course of Business and there is no material structural deficiency, latent defect or other condition affecting any Facility that would reasonably be expected to materially interfere with the use or occupancy of the Facility in the continued conduct of the business of the Partnership Entities in the same manner as it was conducted during the periods covered by the financial statements contained or incorporated by reference in the TER SEC Documents, as conducted since and as contemplated to be conducted.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE NEW PARTNERS

Except as set forth herein, each New Partner hereby severally, but not jointly, represents and warrants to the Partnership, with respect to such New Partner and not the other New Partner, as follows:

Section 4.1      Authority. Such New Partner has the requisite corporate or individual (as applicable) power and authority to enter into this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby to be consummated by such New Partner. This Agreement has been, and each of the other Transaction Documents to which such New Partner is a party, when executed and delivered by such New Partner, will be, duly and validly executed and delivered by such New Partner, and this Agreement constitutes, and each of the other Transaction Documents to which such New Partner is a party, when executed and delivered by such New Partner (assuming this Agreement and the other Transaction Documents to which such New Partner is a party constitute the valid and binding obligations of the other parties hereto and thereto), will constitute a valid and binding obligation of such New Partner, enforceable against such New Partner in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding at Law or in equity).

Section 4.2      No Conflict. The execution and delivery by such New Partner of this Agreement and the performance by such New Partner of the other Transaction Documents to which it is a party will not, (a) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any Contract to which such New Partner is a party or is bound or to which such New Partner’s properties or assets are bound, or (b) provided all Governmental Approvals are obtained, conflict with or violate any Law or Governmental Approval applicable to such New Partner or such New Partner’s respective properties or assets, except in each case for any such breaches, conflicts, violations, defaults, terminations, cancellations, accelerations, losses, failure to obtain any such consent or waiver that would not materially adversely effect such New Partner’s ability to perform his or its obligations under this Agreement or the other Transaction Documents to which such New Partner is a party.

Section 4.3	Investment Representations.

(a)          Such New Partner understands that the Partnership Interests and the stock of TER to be issued pursuant to this Agreement have not been registered under the Securities Act, or any state or foreign securities act and are being issued to such New Partner or its designees by reason of specific exemptions under the provisions thereof that depend in part upon the representations and warranties made by such New Partner in this Section 4.3.

(b)          Such New Partner understands that the Partnership Interests and the stock of TER to be issued pursuant to this Agreement are “restricted securities” under applicable federal securities laws and that the Securities Act and the rules of the Securities and Exchange Commission promulgated thereunder provide in substance that the Partnership Interests and the stock of TER to be issued pursuant to this Agreement may be disposed of only pursuant to an effective registration statement under the Securities Act or an exemption from such registration, if available.

(c)          Such New Partner and each Person designated by such New Partner to acquire Partnership Interests and the stock of TER to be issued hereunder is acquiring the Partnership Interests and the stock of TER to be issued pursuant to this Agreement for investment only and not with a view to, or in connection with, any resale or distribution of any of the Partnership Interests and the stock of TER to be issued pursuant to this Agreement.

(d)          Such New Partner and each Person designated by such New Partner to acquire Partnership Interests and the stock of TER to be issued hereunder is an “accredited investor” as such term is defined in Rule 501 under Regulation D promulgated under the Securities Act.

(e)          Such New Partner has sufficient knowledge and experience in investing in companies similar to the Partnership so as to be able to evaluate the risks and merits of its investment in the Partnership Interests and the stock of TER to be issued pursuant to this Agreement and is able financially to bear the risks thereof.

(f)          Such New Partner has had an opportunity to discuss the Partnership’s business, management, and financial affairs with the executive officers of the Partnership’s general partner. Such New Partner has also had an opportunity to ask questions and receive answers from such executive officers concerning the terms and conditions of the offering of the Partnership Interests and the stock of TER to be issued pursuant to this Agreement and to obtain the information such New Partner believes necessary or appropriate to evaluate the suitability of an investment in the Partnership Interests and the stock of TER to be issued pursuant to this Agreement.

Section 4.4      Sufficient Funds. Such New Partner has, and on the First Closing Date and the Second Closing Date (as applicable) such New Partner will have, sufficient funds or sources of capital to pay or cause to be paid its respective portion of the Contributions at the First Closing and the Second Closing as provided herein.

Section 4.5      Brokers and Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by any Partnership Entity or any of its Affiliates, or for which any of them will be responsible for payment, in connection with the transactions contemplated by this Agreement, the other Transaction Documents or the Bankruptcy Plan based upon arrangements made by or on behalf of such New Partner.

ARTICLE V.

COVENANTS

Section 5.1      Conduct of Business. Except (i) for the pendency of the Bankruptcy Case, (ii) as specifically provided in the Transaction Documents or (iii) as specifically provided on Schedule 5.1 hereto, from and after the date hereof through the earlier of the First Closing and the date on which this Agreement shall have been terminated in accordance with its terms, each of TER and the Partnership shall, and shall cause the Partnership Subsidiaries to, and TER shall cause TCI 2 to, conduct their respective businesses in the Ordinary Course of Business and use commercially reasonable efforts to maintain and preserve intact their respective business organization and material business relationships. Without limiting the generality of the foregoing, and except (y) as required by Law, or (z) as otherwise specifically provided in the Transaction Documents or the Bankruptcy Plan, without the prior written consent of each New Partner (which consent shall not be unreasonably withheld, conditioned or delayed), from and after the date hereof through the earlier of the First Closing and the date on which this Agreement shall have been terminated in accordance with its terms, neither TER nor the Partnership shall, and each of TER and the Partnership shall cause each Partnership Subsidiary not to, and TER shall cause TCI 2 not to:

(a)          propose or adopt any change in its organizational or governing documents;

(b)          merge or consolidate with any Person, other than any mergers or consolidations among the Partnership and the Partnership Subsidiaries or among the Partnership Subsidiaries;

(c)          sell, lease or otherwise dispose of a material amount of assets or securities, including by merger, consolidation, asset sale or other business combination;

(d)          redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify in any material respect the terms of, indebtedness for borrowed money or assume,

guarantee or endorse or otherwise become responsible for, whether directly, contingently or otherwise, the obligations of any Person;

(e)          make any material loans, advances or capital contributions to, acquisitions or licenses of, or investments in, any other Person, except as required by existing Contracts and loans and advances to employees of the Partnership Entities in the Ordinary Course of Business;

(f)          make or incur capital expenditures in excess of $500,000 per project or in excess of $1,000,000 per related series of projects, other than expenditures necessary to maintain existing assets in good repair;

(g)          pledge or otherwise encumber shares of capital stock or other voting securities of any Partnership Entity;

(h)          mortgage or pledge any of its assets, tangible or intangible, or create, assume or suffer to exist any Lien thereupon;

(i)          enter into or amend any Contract with any executive officer or director (or Persons in similar positions) or any other Affiliate of any Partnership Entity or any Person beneficially owning 5% or more of the Partnership Interests (other than intercompany contracts solely among Partnership Entities);

(j)          (i) declare, set aside or pay any dividend or other distribution (whether in cash, stock, securities or property or any combination thereof) in respect of any equity interests other than a dividend or distribution by a wholly owned Partnership Subsidiary to its parent entities or, in accordance with the Existing Partnership Agreement, by the Partnership to TER solely to pay its overhead expenses that are incurred in the Ordinary Course of Business, or (ii) issue or offer to issue any equity interests, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, any equity interests;

(k)          (i) adopt, amend in any material respect or terminate any employee benefit plan, (ii) enter into, or amend in any material respect, any collective bargaining agreement, (iii) enter into, or amend in any material respect, any employment agreement with any officer or director (or Persons in similar positions) of any Partnership Entity providing for (A) annual compensation in excess of $150,000, (B) a term of more than one year or (C) any compensation other than in cash, (iv) without limiting, and in furtherance of the provisions of the immediately preceding clause (iii), enter into, or amend in any material respect, employment agreements with officers and directors (or Persons in similar positions) of the Partnership Entities providing for compensation in excess of $400,000 in the aggregate, (v) close any Facility, or (vi) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any employee benefit plan;

(l)          settle or compromise any litigation (including, without limitation, the Coastal Litigation), or release, dismiss or otherwise dispose of any claim or arbitration (including, without limitation, the Coastal Litigation), other than settlements or compromises of litigation, claims or arbitration (other than the Coastal Litigation) with respect to matters arising after February 17, 2009 that do not exceed $250,000 in the aggregate and do not involve any material injunctive or other non-monetary relief or impose material restrictions on the business or operations of any Partnership Entity;

(m)          make or change any material tax election, settle or compromise any material tax liability of the Partnership Entities, agree to an extension of the statute of limitations with respect to the assessment or determination of taxes of any Partnership Entity (other than pursuant to extensions of time obtained in the Ordinary Course of Business), file any amended tax return with respect to any material tax, enter into any closing agreement with respect to any material tax or surrender any right to claim a material tax refund;

(n)          make any change in financial accounting methods or method of tax accounting, principles or practices, except insofar as may have been required by a change in generally accepted accounting principles in the United States or Law;

(o)          except for the Bankruptcy Plan, adopt a plan of complete or partial liquidation, dissolution, merger, conversion, consolidation, restructuring, recapitalization or other reorganization of any Partnership Entity (other than mergers or reorganizations among the Partnership and the Partnership Subsidiaries or among the Partnership Subsidiaries), or enter into a letter of intent or agreement in principle with respect thereto; or

(p)          authorize, or commit or agree to take, any of the foregoing.

Section 5.2      Certain Notices. Subject to compliance with applicable Law, from the date hereof until the earlier of the Second Closing and the termination of this Agreement in accordance with its terms, each of TER, the Partnership and the New Partners shall confer on a regular basis with each other to report on the general status of the ongoing operations of the Partnership Entities, and each of TER, the Partnership and the New Partners shall notify the other parties hereto of the occurrence, or failure to occur, of any event or circumstance, which occurrence or failure to occur would be reasonably likely to cause either (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the First Closing, (ii) any condition set forth in Article VI hereof to be unsatisfied in any material respect as of the date by which such condition must be satisfied hereunder, (iii) any Material Adverse Effect, or (iv) a material adverse effect on any New Partner’s ability to perform its obligations under this Agreement or the other Transaction Documents to which such New Partner is a party. Nothing contained in this Section 5.2 shall prevent any of the parties hereto from giving such notice, using such efforts or taking any action to cure or curing any such event or circumstance. No notice given pursuant to this Section 5.2 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein and shall not limit or otherwise affect the remedies available hereunder.

Section 5.3	Governmental Approvals.

(a)          The parties hereto acknowledge that this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby are subject to the review and approval of the Bankruptcy Court and the receipt of the Governmental Approvals.

(b)          Subject to the terms and conditions of this Agreement, each of TER, the Partnership and each New Partner agrees to use its commercially reasonable efforts to (and, with respect to the Gaming Laws and antitrust Laws, if applicable, use their commercially reasonable efforts to cause their respective directors and officers (or Persons in similar positions), as may be required, to): (i) take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents, (ii) obtain all licenses, permits, consents, approvals, authorizations, qualifications, waivers and orders of Governmental Entities (including Governmental Approvals) as are necessary or desirable for consummation of the transactions contemplated by this Agreement and the other Transaction Documents, (iii) prepare, submit and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all requisite Governmental Approvals, and (iv) comply with the terms and conditions of all such Governmental Approvals.

(c)          Each New Partner shall file with the Gaming Authorities within 15 days after the date hereof all necessary or desirable petitions for declaratory and other relief that are to be filed with the Gaming Authorities by such New Partner in connection with the execution and delivery of the Transaction Documents and the transactions contemplated thereby, and such New Partner shall act reasonably and promptly in responding to additional requests and comments in connection with any such filing. Further, TER, the Partnership and each New Partner shall, and each of them shall use their commercially reasonable efforts to cause their respective officers and directors (or Persons in similar positions) to, use their commercially reasonable efforts to substantially complete, within 30 days after the date of the Gaming Authorities’ issuance of their determinations in connection with the aforementioned petitions for declaratory and other relief, the submission of those applications and documents listed on Schedule 5.3(c) hereto under applicable Gaming Laws in connection with the Transaction Documents and the transactions contemplated thereby, and each such party shall act reasonably and promptly in responding to additional requests and comments in connection therewith. TER, the Partnership and each of the New Partners, to the extent reasonably practicable, will consult with the others on, subject to applicable Laws relating to the exchange of information (including the Gaming Laws), the information relating to the Partnership Entities, or the New Partners, as the case may be, and any of their respective directors or officers (or Persons in similar positions), stockholders, equity holders or Affiliates, that may be reasonably required to respond to comments or requests for information from Governmental Entities in connection with obtaining Governmental Approvals. Without limiting the foregoing, each party hereto shall notify the other parties hereto promptly of the receipt of material comments or material requests from Governmental Entities relating to Governmental Approvals. Notwithstanding anything contained or implied herein to the contrary, each of the parties agrees that each such party shall have the right to maintain as confidential all materials recognized as such by and submitted to the Governmental Entities in pursuit of the Governmental Approvals, including all reference to such materials in any comments or requests from Governmental Entities.

(d)          Each of TER and the Partnership (on their own behalf and on behalf of the other Partnership Entities) and each of the New Partners shall promptly notify the other parties hereto upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to reasonably believe that there is a reasonable likelihood that the conditions to the First Closing set forth in Section 6.1(b) or 6.1(c) shall not be satisfied at or prior to the Outside Date.

Section 5.4      Hart-Scott-Rodino Filing. TER, the Partnership and each of the New Partners shall use their respective commercially reasonable efforts to (a) comply with the requirements of the HSR Act, to the extent applicable to the transactions contemplated by this Agreement, and (b) make their required filings thereunder as promptly as reasonably practicable (but in no event later than twenty (20) Business Days following the date hereof). Each party hereto agrees to use its commercially reasonable efforts to satisfy any requests for additional information imposed under the HSR Act in connection with the transactions contemplated hereby as soon as practicable and, if requested by any party, to request early termination of any applicable waiting period.

Section 5.5	Bankruptcy; Restructuring.

(a)          TER and the Partnership shall, and shall cause the Debtors to, as soon as reasonably practicable but, as to clauses (i) and (ii), no later than ten (10) days hereafter, prepare and file with the Bankruptcy Court (i) the Bankruptcy Plan; (ii) a disclosure statement with respect to the Bankruptcy Plan (the “Disclosure Statement”); (iii) to the extent not already filed with the Bankruptcy Court, schedules of assets and liabilities and statements of financial affairs for each Debtor meeting the requirements of section 521 of the Bankruptcy Code and Rule 1007 of the Federal Rules of Bankruptcy Procedure; and (iv) all motions, pleadings, memoranda or other documents required to attain the approval by the Bankruptcy Court of this Agreement and the transactions contemplated hereby and the Disclosure Statement, and confirmation of the Bankruptcy Plan (the “Approval Motions”). The Bankruptcy Plan and the Disclosure Statement, except for any liquidation or valuation analyses filed in connection with the Disclosure Statement, shall each be reasonably acceptable to each New Partner and shall not be filed until consented to by each New Partner (which consent shall not be unreasonably withheld, conditioned or delayed). The Debtors shall consult with the New Partners in good faith in the preparation of the Approval Motions and each Approval Motion shall be provided to the New Partners in a reasonable amount of time before it is filed to allow the New Partners to review and comment on such document, which comments shall be considered in good faith by the Debtors. Each of the New Partners hereby acknowledges that the forms of Bankruptcy Plan and Disclosure Statement, attached as Exhibit A and Exhibit D, respectively, hereto, are acceptable to such New Partner.

(b)          From the date of this Agreement to the earlier to occur of the termination of this Agreement or the First Closing, neither TER nor the Partnership shall, and TER shall cause TCI 2 not to, and each of TER and the Partnership shall cause each Partnership Subsidiary not to, do any of the following without the prior consent of each New Partner:

(i)          consent to any relief from the automatic stay under section 362 of the Bankruptcy Code, other than for the purpose of liquidating claims or with respect to assets that are not material to the on-going operations of the Partnership’s business; provided, however, that TER and the Partnership shall not require such prior consent of each New Partner to settle or resolve any Proceeding the settlement or resolution of which would be comprised only of a de minimis amount of cash;

(ii)          modify, supplement or amend the Bankruptcy Plan (subject to the provisions contained in the definition thereof), file any plan of reorganization other than the Bankruptcy Plan, consent to the reduction of the Debtors’ exclusivity period under section 1121 of the Bankruptcy Code for the filing of a plan of reorganization (the “Exclusivity Period”) or fail to timely file motions seeking to obtain orders of the Bankruptcy Court extending the Exclusivity Period;

(iii)          sell or abandon, or file any motion to sell or abandon, any assets of the Partnership Entities, other than sales of inventory to patrons in the Ordinary Course of Business;

(iv)          seek or consent to the conversion of the Bankruptcy Case to a case under chapter 7 of the Bankruptcy Code or the appointment of a trustee or examiner pursuant to section 1104 of the Bankruptcy Code;

(v)          assume or reject, or have deemed assumed or rejected, any executory Contract, arrangement or commitment, or unexpired lease, of the Partnership or any of the Partnership Subsidiaries (each such Contract, arrangement, commitment or lease, an “Executory Contract”);

(vi)          file any motion to obtain Bankruptcy Court approval of any action prohibited by Section 5.1; or

(vii)         authorize, or commit or agree to take, any of the foregoing actions.

(c)          On the first date that the Bankruptcy Plan is filed with the Bankruptcy Court (the “Plan Filing Date”), the Partnership shall deliver to the New Partners a list of Executory Contracts entered into prior to the Plan Filing Date (provided, that from and after the Plan Filing Date through and including the Confirmation Hearing, the Partnership shall promptly update such list to reflect Executory Contracts entered into during such period, or that were inadvertently and in good faith not included on prior versions of the list), which list shall include the following, each of which must be in form and substance acceptable to each New Partner: (i) a list of Executory Contracts which the Partnership or any Affiliate intends to reject pursuant to an order of the Bankruptcy Court (the “Rejected Contracts”); (ii) a list of Executory Contracts which the Partnership or any Affiliate intends to assume pursuant to an order of the Bankruptcy Court; and (iii) with respect to each such Executory Contract that is not a Rejected Contract, (A) the Partnership’s good faith estimate of the Cure Costs in respect of such Executory Contract, (B) the Partnership’s good faith estimate of the Rejection Claims in respect of such Executory Contract and (C) whether such Executory Contract was entered into on or following the Petition Date. No later than 30 days prior to the Confirmation Hearing, New Partners shall mutually agree upon, and provide the Partnership with, a list of Executory Contracts to be assumed (the “Required Contracts”), if applicable, by the Partnership or any of its Affiliates. As promptly as practicable following the determination of the Required Contracts by New Partners and in any event no later than 20 days prior to the Confirmation Hearing, the Partnership or its Affiliates, as the case may be, shall commence appropriate proceedings before the Bankruptcy Court and otherwise take all necessary actions in order to determine Cure Costs with respect to any Required Contract entered into prior to the Petition Date. Notwithstanding the foregoing, prior to the First Closing, the New Partners may identify any Required Contract as one that the New

Partners no longer desire to have assumed, and such Contract shall, for all purposes of this Agreement, be deemed not to be a Required Contract. At the direction of the New Partners, the Partnership shall, or shall cause its Affiliates to, as the case may be, take all necessary actions and, if necessary, promptly commence appropriate proceedings before the Bankruptcy Court in order to effect the assumption of any Required Contract by the Partnership or any of its Affiliates. The Partnership shall, and shall cause each of its Affiliates to, take all actions such that each Executory Contract that is not a Required Contract (the “Rejection List”) shall be terminated or rejected as of the First Closing.

(d)          TER and the Partnership shall, and shall cause each Partnership Subsidiary to, in coordination with the New Partners, consummate the transactions contemplated by the Bankruptcy Plan and the Transaction Documents, including, without limitation, causing all issued and outstanding equity interests of the Partnership Subsidiaries to be cancelled and replaced by new equity interests so as to maintain the legal existence and organizational structure of such Partnership Subsidiaries existing on the date immediately prior to the Effective Date (the “Restructuring”). For purposes of this Agreement, the Restructuring shall not include the Contributions of the New Partners contemplated by this Agreement nor the execution and delivery of the Amended Partnership Agreement, Amended Services Agreement, Amended Trademark License Agreement, Amended Trademark Security Agreement, New GP Operating Agreement, Newco Operating Agreement, Tax Matters Agreement or Value Enhancement Agreement.

(e)          TER and the Partnership shall, and shall cause each of the Debtors to, provide the New Partners with copies of all material motions, orders, applications and supporting papers and notices prepared by any of the Debtors (including without limitation, forms of orders and notices to interested parties) that materially relate to the Bankruptcy Case at least one (1) Business Day prior to their being filed with the Bankruptcy Court and shall consult with the New Partners prior to taking any material action with respect to the Restructuring, including the Bankruptcy Case.

(f)          TER and the Partnership shall, and shall cause each of the Debtors to, give reasonable advance notice, and provide appropriate opportunity for a hearing to parties entitled thereto (including the New Partners), of all material motions, orders, hearings or other proceedings relating to this Agreement or the transactions contemplated hereby, including in connection with the entering of the Confirmation Order or otherwise.

Section 5.6      Publicity. TER and the Partnership and each New Partner shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to this Agreement and any of the transactions contemplated hereby and shall not issue, directly or indirectly, any such press release or make, directly or indirectly, any such public statement prior to such consultation and prior to considering in good faith any such comments, except as may be reasonably required by applicable Law.

Section 5.7      Access to Records. From the date hereof to the Second Closing, except to the extent prohibited or limited by applicable Law, each of TER and the Partnership shall grant or furnish to the New Partners and their representatives, employees, lenders, agents, counsel and accountants full access, during normal business hours and on reasonable written notice, to the personnel, properties, books and records of the Partnership Entities; provided, however, that such access does not unreasonably disrupt the normal operations of the Partnership Entities. Without limiting, and in furtherance of, the foregoing, each of TER and the Partnership shall, and shall cause the other Partnership Entities to, provide or make available to the New Partners and their respective representatives, employees, lenders, agents, counsel and accountants all documents, agreements, instruments and correspondence related to the Coastal Litigation and the previously proposed sale of the Trump Marina Hotel Casino in Atlantic City, New Jersey as contemplated by that certain Asset Purchase Agreement, made as of May 28, 2008, by and among Trump Marina Associates, LLC, TER, Coastal Marina, LLC and Coastal Development, LLC, as amended; provided, however, with regards to the Coastal Litigation, to the extent that such disclosure would cause a waiver of any attorney-client privilege, no such disclosure shall be required.

Section 5.8      Changes to Certain Transaction Documents. Each of TER and the Partnership hereby acknowledges and agrees that Trump and BNAC may change, amend and/or modify any of the terms of the Amended Partnership Agreement, New GP Operating Agreement, Newco Operating Agreement, Amended Services Agreement, Amended Trademark License Agreement, Amended Trademark Security Agreement, Tax Matters Agreement or Value Enhancement Agreement in any manner and at any time as may be mutually agreed to by Trump and BNAC; provided that no such amendment or modification may reduce the aggregate amount of the Contributions to be paid, or caused to be paid, by the New Partners at the First Closing or the Second Closing without the consent of the Partnership or materially increase the risk that a Governmental Approval will not be obtained on or before the Outside Date.

Section 5.9	Further Assurances and Actions.

(a)          Subject to the terms and conditions herein, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents and to satisfy all of the conditions to the obligations applicable to such party.

(b)          Each of BNAC and Trump hereby covenants to and agrees that such party shall negotiate in good faith, and use such party’s respective commercially reasonable efforts to finalize, the terms and conditions of all Transaction Documents that shall have not been finalized, executed and delivered as of the date hereof.

Section 5.10      Affiliate Transactions. Except as otherwise specifically contemplated by this Agreement or the Bankruptcy Plan, without the prior written consent of each New Partner, neither TER nor the Partnership shall, and TER and the Partnership shall cause each Partnership Subsidiary not to, enter into, effect or otherwise consummate any transaction with any other Person (other than any Partnership Entity) that is, or after giving effect to such transaction would become, an Affiliate of any Partnership Entity.

Section 5.11    Set Off. Notwithstanding anything in the Bankruptcy Plan to the contrary, each of TER and the Partnership (for themselves and on behalf of all of the Partnership Subsidiaries) hereby agrees to irrevocably and unconditionally waive any right or defense of set off or recoupment, whether such right arises under section 553 of the Bankruptcy Code or applicable non-bankruptcy law, against any Allowed Claim (as each such term is defined in the Bankruptcy Plan) of the New Partners, which waiver shall automatically become effective upon the consummation of the Second Closing.

Section 5.12    Interim Closing of the Books. The Partnership shall execute and deliver at the First Closing the Certificate attached hereto as Exhibit E regarding an interim closing of the books of the Partnership for all periods ending in the year in which the First Closing Date occurs for purposes of determining and reporting the amount of all items of income, gain, loss and deduction of the Partnership to be allocated for each such period.

Section 5.13    Actions between First and Second Closing. From the First Closing until the Second Closing, Trump will direct management of the Partnership not to take, and will cause TER, as general partner of the Partnership, not to take or authorize, any action by the Partnership or any of the Partnership Subsidiaries that is outside the Ordinary Course of Business as conducted immediately prior to the First Closing, including without limitation any action that would be considered a “Special Consent Action” or a “Major Decision” under the Amended Partnership Agreement, except for actions specifically provided for in the Transaction Documents.

ARTICLE VI.

CONDITIONS TO EACH CLOSING

Section 6.1      Conditions to Each Party’s Obligation to Effect the First Closing. The respective obligations of each party to this Agreement to effect the First Closing shall be subject to the satisfaction or waiver by each party (as applicable), on or prior to the First Closing Date, of the following conditions:

(a)          No Injunctions. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Governmental Order or Law that is in effect and that has the effect of making the First Closing or the Second Closing illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement; provided, however, that, in the case of a decree, injunction or other order, each of the parties hereto shall have used its commercially reasonable efforts to prevent the entry of any such injunction or other order.

(b)          Governmental Approvals. All material Governmental Approvals required to consummate the transactions contemplated hereby, and all other Governmental Approvals necessary in order for the Partnership Entities to conduct their businesses following the First Closing and the Second Closing in all material respects in the manner such businesses were conducted prior to the date hereof, shall have been obtained and remain in full force and effect, and no Governmental Approval in effect that is applicable to any Partnership Entity shall contain any conditions, limitations or restrictions that would prevent the Partnership Entities from conducting their respective businesses immediately after the First Closing or the Second Closing in all material respects in the manner such businesses were conducted prior to the date hereof. Such material Governmental Approvals shall include (i) all approvals needed for Gaming Licenses and Liquor Licenses and (ii) all approvals from financial institution regulatory authorities needed by BNAC and its Affiliates.

(c)          HSR Waiting Period. To the extent applicable, any waiting period (or any extension thereof) under the HSR Act and the antitrust or competition laws of any other jurisdiction applicable to this Agreement and the transactions contemplated hereby shall have expired or shall have been terminated.

Section 6.2      Additional Conditions to Obligation of the Partnership to Effect the First Closing. The obligations of the Partnership to effect the First Closing shall be subject to the satisfaction of each of the following conditions prior to the First Closing (other than those conditions that by their nature are to be satisfied at the First Closing, but subject to the satisfaction or waiver of those conditions), any of which may be waived in writing exclusively by the Partnership:

(a)          New Partner Representations and Warranties. The representations and warranties of each New Partner contained in this Agreement shall be true and correct as of the date of this Agreement and as of the First Closing Date with the same force and effect as if made at and as of such date (or, in the case of representations and warranties made as of a specific date, as of such date), except for such failure(s) to be true and correct as would not have a material adverse effect on such New Partner’s ability to perform its obligations under this Agreement or the other Transaction Documents to which such New Partner is a party.

(b)          Performance of Obligations of the New Partners. Each New Partner shall have performed, satisfied and complied with, in all material respects, all of its respective covenants and agreements set forth in this Agreement and the Bankruptcy Plan to be performed, satisfied and complied with by it on or prior to the First Closing Date.

(c)          New Partner Certificate. Each New Partner shall have delivered to the Partnership a certificate dated as of the First Closing Date and signed (i) in the case of BNAC, by a senior executive officer of BNAC and (ii) in the case of Trump, by Donald J. Trump, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) hereof, in each case as such conditions apply to such New Partner, have been satisfied by such New Partner.

(d)          Bankruptcy Case. The Confirmation Order shall have been entered by the Bankruptcy Court in a form that is acceptable to the Partnership, such Order shall be a Final Order and shall be in full force and effect, and the Bankruptcy Plan shall be effective in accordance with its terms.

(e)          Bankruptcy Court Approval. This Agreement shall have been approved by the Bankruptcy Court, which approval may occur in connection with confirmation of the Plan.

(f)          Amended Beal Credit Agreement. The Amended Beal Credit Agreement shall have been executed and delivered by the parties thereto (other than the Partnership or any Partnership Subsidiary) and shall be in full force and effect.

(g)          Trump Closing Deliveries. Trump shall have delivered, or caused to be delivered, to the recipients thereof all items required to be so delivered pursuant to Section 2.3(b).

(h)          BNAC Closing Deliveries. BNAC shall have delivered, or caused to be delivered, to the recipients thereof all items required to be so delivered pursuant to Section 2.3(c).

(i)          New Partner Closing Deliveries. The New Partners shall have delivered, or caused to be delivered, to the recipients thereof all items required to be so delivered pursuant to Section 2.3(d).

Section 6.3      Additional Conditions to Obligation of the New Partners to Effect the First Closing. The obligation of each New Partner to effect the First Closing shall be subject to the satisfaction of each of the following conditions prior to the First Closing (other than those conditions that by their nature are to be satisfied at the First Closing, but subject to the satisfaction or waiver of those conditions), any of which may be waived in writing exclusively by such New Partner:

(a)          TER and Partnership Representations and Warranties. (i) The representations and warranties of TER and the Partnership contained in Sections 3.1, 3.2(a) and 3.3 shall be true and correct in all respects as of the date of this Agreement and as of the First Closing Date with the same force and effect as if made at and as of such date (or, in the case of representations and warranties made as of a specific date, as of such date), and (ii) the remaining representations and warranties of TER and the Partnership contained in this Agreement shall be true and correct (without giving effect to any limitations as to materiality or Material Adverse Effect set forth therein) as of the date of this Agreement and as of the First Closing Date with the same force and effect as if made at and as of such date (or, in the case of representations and warranties made as of a specific date, as of such date), except to the extent that any failure of such representations and warranties, individually or in the aggregate, to be so true and correct has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(b)          Performance of TER and Partnership Obligations. Each Partnership Entity shall have performed, satisfied and complied with, in all material respects, all of its covenants and agreements set forth in this Agreement and the Bankruptcy Plan to be performed, satisfied and complied with by the Partnership Entities on or prior to the First Closing Date, provided that the covenants contained in Section 5.12 shall have been performed in all respects on or prior to the First Closing Date.

(c)          Partnership Certificate. TER shall have delivered to each New Partner a certificate dated the First Closing Date and signed on behalf of TER by a senior officer of TER to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied. The Partnership shall have delivered to each New Partner a certificate dated as of the First Closing Date and signed on behalf of the Partnership by the general partner of the Partnership to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

(d)          Bankruptcy Case. (i) The Disclosure Statement, in a form satisfactory to each New Partner, shall have been approved by the Bankruptcy Court, (ii) the Bankruptcy Plan, in a form satisfactory to each New Partner, shall have been confirmed by the Bankruptcy Court pursuant to the Confirmation Order, (iii) the Confirmation Order, in a form satisfactory to each New Partner, shall be a Final Order, (iv) all conditions to the consummation of the Bankruptcy Plan shall have been satisfied in all material respects or waived by the New Partners and any other Person that is the beneficiary of any such condition, and (v) the Bankruptcy Court shall have entered Final Order(s), which order may be the Confirmation Order, in form and substance satisfactory to the New Partners in all respects, authorizing the assumption of all Required Contracts and the rejection of all Executory Contracts specified for rejection on the Rejection List. The Restructuring shall have been substantially consummated.

(e)          Material Adverse Effect. There shall not have occurred a Material Adverse Effect since the date of this Agreement.

(f)          Cash on Hand. The Debtors shall have total working capital, including cash and cash equivalents (but excluding restricted cash, including, without limitation, deposits in respect of workers’ compensation and letter of credit obligations) of at least $50 million, determined on a pro forma basis, as of the first Business Day prior to the First Closing Date, as adjusted based on the assumption that the following amounts have been paid or reserved for as of such date: (a) the aggregate amount of Allowed Administrative Expense Claims, Allowed Priority Tax Claims, Allowed Other Priority Claims and Allowed Other Secured Claims (each as defined in the Bankruptcy Plan), and (b) an amount equal to the Partnership's good faith estimate of the aggregate amount of Administrative Expense Claims, Priority Tax Claims, Other Priority Claims and Other Secured Claims that are reasonably likely to become Allowed (as defined in the Bankruptcy Plan) on or subsequent to the Effective Date, except that such adjustment shall not include (w) any Allowed Claims in that certain litigation captioned Trump Hotels & Casino Resorts Development Company, LLC v. Richard T. Fields, et al., Case No. 04-20291 CACE (19), filed in the Circuit Court of the 17th Judicial Circuit in and for Broward County, Florida, (x) Priority Tax Claims asserted by the State of New Jersey relating to income tax returns filed by the Debtors, that have not been Disallowed (as defined in the Bankruptcy Plan) as of the Effective Date, (y) attorneys and other advisor fees and expenses of the New Partners’ counsel, and (z) to the extent any Official Committee shall be formed by the Bankruptcy Court, the attorneys’ and other advisor fees and expenses of such Committee.

(g)          Closing Deliveries. The Partnership shall have delivered, or caused to be delivered, to the recipients thereof all items required to be so delivered pursuant to Section 2.3(a).

Section 6.4      Additional Conditions to Obligation of Trump to Effect the First Closing. The obligation of Trump to effect the First Closing shall be subject to the satisfaction of each of the following conditions prior to the First Closing (other than those conditions that by their nature are to be satisfied at the First Closing, but subject to the satisfaction or waiver of those conditions), any of which may be waived in writing exclusively by Trump:

(a)          Performance of BNAC Obligations. BNAC shall have performed, satisfied and complied with, in all material respects, all of its covenants and agreements set forth in this Agreement and the Bankruptcy Plan to be performed, satisfied and complied with by it on or prior to the First Closing Date.

(b)          Amended Beal Credit Agreement. The Amended Beal Credit Agreement shall have been executed and delivered by the parties thereto and shall be in full force and effect.

(c)          BNAC Closing Deliveries. BNAC shall have delivered, or caused to be delivered, to the recipients thereof all items required to be so delivered pursuant to Section 2.3(c).

Section 6.5      Additional Conditions to Obligation of BNAC to Effect the First Closing. The obligation of BNAC to effect the First Closing shall be subject to the satisfaction of each of the following conditions prior to the First Closing (other than those conditions that by their nature are to be satisfied at the First Closing, but subject to the satisfaction or waiver of those conditions), any of which may be waived in writing exclusively by BNAC:

(a)          Performance of Trump Obligations. Trump shall have performed, satisfied and complied with, in all material respects, all of its covenants and agreements set forth in this Agreement and the Bankruptcy Plan to be performed, satisfied and complied with by it on or prior to the First Closing Date.

(b)          Amended Beal Credit Agreement. The Amended Beal Credit Agreement shall have been executed and delivered by the Partnership and each Partnership Subsidiary that is a party thereto and shall be in full force and effect, provided that any failure of the Amended Beal Credit Agreement to be in full force and effect shall have not been caused by (i) any failure by any lender under the Amended Beal Credit Agreement (or any of its Affiliates) to perform any of its obligations under the Commitment Letter or the Amended Beal Credit Agreement so long as all applicable conditions to the obligations of the lenders under the Commitment Letter have been satisfied or waived, other than those conditions that are not satisfied due to the failure of BNAC to execute and deliver any of the Transaction Documents at or prior to the First Closing, or (ii) any failure by BNAC to perform any of its obligations hereunder.

(c)          Trump Closing Deliveries. Trump shall have delivered, or caused to be delivered, to the recipients thereof all items required to be so delivered pursuant to Section 2.3(b).

Section 6.6      The Second Closing Date. On the Second Closing the Second Trump Contribution, the BNAC Contribution and related cross receipts shall be released from escrow and delivered to the Partnership in accordance with the Escrow Agreement.

Section 6.7      Failure to Execute and Deliver Certain Agreements. Notwithstanding anything contained in Sections 6.4 and 6.5, as between the Partnership and the New Partners, the execution and delivery by any New Partner or any of its Affiliates of any of the Amended Partnership Agreement, the New GP Operating Agreement, the Newco Operating Agreement, the Amended Services Agreement, the Amended Trademark License Agreement, the Tax Matters Agreement or the Value Enhancement Agreement shall not be deemed a condition precedent to any New Partner’s obligation to effect the First Closing or the Second Closing. The foregoing provisions of this Section shall not affect or limit the obligations of the New Partners to each other under this Agreement or any other agreement.

ARTICLE VII.

TERMINATION

Section 7.1      Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the First Closing as follows:

(a)          by mutual written consent of the Partnership and each of the New Partners;

(b)          by BNAC or Trump after the date that is one hundred and five (105) days after the Plan Filing Date (the “Confirmation Order Deadline”) if the Confirmation Order, in form and substance acceptable to BNAC, Trump and the Partnership, has not been entered by the Bankruptcy Court and become a Final Order on or before the Confirmation Order Deadline;

(c)          by the Partnership after the date that is one hundred and eighty (180) days after the Plan Filing Date (the “Partnership Confirmation Order Deadline”) if the Confirmation Order, in form and substance acceptable to BNAC, Trump and the Partnership, has not been entered by the Bankruptcy Court and become a Final Order on or before the Partnership Confirmation Order Deadline; provided, however, that the Partnership may only terminate this Agreement pursuant to this Section 7.1(c) if it has undertaken good faith efforts to prosecute the Plan and obtain entry of the Confirmation Order in accordance with the terms hereof;

(d)          by the Partnership or any New Partner, if:

(i)          the Restructuring and the First Closing shall not have been consummated on or prior to one hundred eighty (180) days after entry by the Bankruptcy Court of the Confirmation Order and the Confirmation Order becoming a Final Order, which date may be extended by the New Partners by written notice to the Partnership for up to sixty (60) additional days if the Governmental Approvals have not been obtained (such date, as it may be extended, is referred to as the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(d)(i) shall not be available to any party hereto whose breach or failure to perform any material covenant or material obligation under this Agreement or the other Transaction Documents to which such party is a party has prevented the consummation of the transactions contemplated hereby and thereby to occur on or before the Outside Date;

(ii)          a court of competent jurisdiction or other Governmental Entity shall have issued a Final Order or taken any other nonappealable final action, in each case having the effect of permanently restraining, permanently enjoining or otherwise permanently prohibiting the First Closing or the Second Closing and the transactions contemplated by this Agreement (which Governmental Order or other action the parties shall have used their commercially reasonable efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.3); or

(iii)          the Bankruptcy Court shall have entered an order denying confirmation of the Bankruptcy Plan, the Bankruptcy Plan is terminated in accordance with its terms or the Confirmation Order is vacated or reversed by a Final Order;

(e)	by any New Partner,

(i)          if there has been a breach of any representation or warranty of the Partnership contained in this Agreement (that has not been waived by such New Partner in writing), which breach, in the aggregate with all other such breaches, if any, would cause the condition set forth in Section 6.3(a) to not be fulfilled prior to the First Closing; provided, however, that the right to terminate this Agreement under this Section 7.1(e)(i) shall not be available if such New Partner’s breach or failure to perform any material covenant or material obligation under this Agreement or the other Transaction Documents to which such New Partner is a party has prevented the consummation of the transactions contemplated hereby and thereby to occur on or before such date;

(ii)          if there has been a breach or violation by the Partnership of any of its covenants or agreements contained in this Agreement (that have not been waived by the New Partner in writing), which breach or violation, in the aggregate with all other such breaches or violations, if any, would cause the condition in Section 6.3(b) to not be fulfilled prior to the First Closing; provided, however, that the right to terminate this Agreement under this Section 7.1(e)(ii) shall not be available if such New Partner’s breach or failure to perform any material covenant or material obligation under this Agreement or the other Transaction Documents to which such New Partner is a party has prevented the consummation of the transactions contemplated hereby and thereby to occur on or before such date;

(iii)          if the Bankruptcy Case is converted into one or more cases under chapter 7 of the Bankruptcy Code; or

(iv)          if a chapter 11 trustee or examiner is appointed in the Bankruptcy Case pursuant to section 1104 of the Bankruptcy Code;

(f)	by the Partnership, if:

(i)          there has been a breach of any representation or warranty of any New Partner contained in this Agreement (that has not been waived by TER in writing), which breach, in the aggregate with all other such breaches, if any, would cause the condition set forth in Section 6.2(a) to not be fulfilled prior to the First Closing; or

(ii)          there has been a breach or violation by any New Partner of any of its covenants or agreements contained in this Agreement (that have not been waived by TER in writing), which breach or violation, in the aggregate with all other such breaches or violations, if any, would cause the condition in Section 6.2(b) to not be fulfilled prior to the First Closing;

provided, however, that the right to terminate this Agreement under this Section 7.1(f) shall not be available if the Partnership’s breach or failure to perform any material covenant or material obligation under this Agreement or the other Transaction Documents to which the Partnership is a party has prevented the consummation of the transactions contemplated hereby and thereby to occur on or before such date;

(g)          by Trump, if there has been a breach or violation by BNAC of any of its covenants or agreements contained in this Agreement (that have not been waived by Trump in writing), which breach or violation, in the aggregate with all other such breaches or violations, if any, would cause the condition in Section 6.4(a) to become incapable of being fulfilled prior to the First Closing; provided, however, that the right to terminate this Agreement under this Section 7.1(g) shall not be available if Trump’s breach or failure to perform any material covenant or material obligation under this Agreement or the other Transaction Documents to which Trump is a party has prevented the consummation of the transactions contemplated hereby and thereby to occur on or before such date; or

(h)          by BNAC, if there has been a breach or violation by Trump of any of its covenants or agreements contained in this Agreement (that have not been waived by BNAC in writing), which breach or violation, in the aggregate with all other such breaches or violations, if any, would cause the condition in Section 6.5(a) to become incapable of being fulfilled prior to First Closing; provided, however, that the right to terminate this Agreement under this Section 7.1(h) shall not be available if BNAC’s breach or failure to perform any material covenant or material obligation under this Agreement or the other Transaction Documents to which BNAC is a party has prevented the consummation of the transactions contemplated hereby and thereby to occur on or before such date.

Section 7.2      Effect of Termination. In the event of any termination of this Agreement pursuant to Section 7.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of any party hereto or their respective officers or directors (or Persons in similar positions), members, employees, stockholders, equity holders or Affiliates, except that such termination shall not limit any liability for a breach or violation of this Agreement prior to the time of such termination; provided, however, that the provisions of this Section 7.2, Article I (to the extent that any terms defined in Article I are used in the provisions hereof that shall survive the termination of this Agreement, as specifically set forth in this Section 7.2) and Article VIII hereof shall remain in full force and effect and survive any termination of this Agreement. EXCEPT AS OTHERWISE PROVIDED IN SECTION 8.14, IN NO EVENT WILL ANY PARTY (A) BE LIABLE FOR ANY PUNITIVE, CONSEQUENTIAL, SPECIAL OR OTHER DAMAGES OTHER THAN ACTUAL DAMAGES SUBJECT TO THE LIMITATIONS BELOW OR (B) SUBJECT TO ANY EQUITABLE REMEDY OR RELIEF, INCLUDING, WITHOUT LIMITATION, SPECIFIC PERFORMANCE, ARISING FROM OR RELATING TO ANY DEFAULT BY SUCH PARTY IN THE PERFORMANCE OF ANY OF ITS OBLIGATIONS HEREUNDER. THE PARTIES AGREE THAT IN THE EVENT OF ANY DEFAULT OR DEFAULTS BY ANY OF THE NEW PARTNERS IN THE PERFORMANCE OF ANY OF THEIR OBLIGATIONS HEREUNDER, THE ACTUAL DAMAGES SUFFERED BY THE PARTNERSHIP WILL BE DIFFICULT OR IMPOSSIBLE TO DETERMINE AND THAT IN LIEU OF ANY SUCH ACTUAL DAMAGES, THE PARTNERSHIP SHALL BE ENTITLED TO THE FOLLOWING PAYMENT FROM THE NEW PARTNERS, WHICH SHALL BE FULL AND COMPLETE LIQUIDATED DAMAGES AND SHALL CONSTITUTE THE SOLE REMEDY AGAINST THE NEW PARTNERS IN THE EVENT OF SUCH A DEFAULT OR DEFAULTS: (i) IN THE EVENT SUCH DEFAULT(S) OCCUR(S) ON OR PRIOR TO THE DATE THAT THE CONFIRMATION ORDER, IN FORM AND SUBSTANCE ACCEPTABLE TO BNAC, TRUMP AND THE PARTNERSHIP, HAS BECOME A FINAL ORDER, EACH NEW

PARTNER SHALL PAY TO THE PARTNERSHIP $500,000 (EACH, THE “PRE-CONFIRMATION LIQUIDATED DAMAGES AMOUNT”); PROVIDED THAT, IF THE PARTNERSHIP IS ENTITLED TO LIQUIDATED DAMAGES UNDER THE COMMITMENT LETTER DUE TO DEFAULT BY LENDERS UNDER THE COMMITMENT LETTER DURING SUCH TIME PERIOD, THE PRE-CONFIRMATION LIQUIDATED DAMAGES AMOUNT PAYABLE BY EACH NEW PARTNER SHALL BE REDUCED TO $250,000; AND (ii) IN THE EVENT SUCH DEFAULT(S) OCCUR(S) AFTER THE DATE THAT THE CONFIRMATION ORDER, IN FORM AND SUBSTANCE ACCEPTABLE TO BNAC, TRUMP AND THE PARTNERSHIP, HAS BECOME A FINAL ORDER, EACH NEW PARTNER SHALL PAY TO THE PARTNERSHIP $5,000,000 (EACH, THE “POST-CONFIRMATION LIQUIDATED DAMAGES AMOUNT”); PROVIDED THAT, IF THE PARTNERSHIP IS ENTITLED TO LIQUIDATED DAMAGES UNDER THE COMMITMENT LETTER DUE TO DEFAULT BY LENDERS UNDER THE COMMITMENT LETTER DURING SUCH TIME PERIOD, THE POST-CONFIRMATION LIQUIDATED DAMAGES AMOUNT PAYABLE BY EACH NEW PARTNER SHALL BE REDUCED TO $2,500,000. THE OBLIGATION OF A NEW PARTNER TO PAY LIQUIDATED DAMAGES IN THE IMMEDIATELY PRECEDING SENTENCE SHALL BE SEVERAL AND NOT JOINT WITH THE OTHER NEW PARTNER.

ARTICLE VIII.

MISCELLANEOUS

Section 8.1      Non-Survival. The representations and warranties made by the parties hereto contained herein or in any instrument delivered pursuant hereto shall terminate upon the consummation of the First Closing.

Section 8.2      Notices. All demands, notices, requests, consents and communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by courier service, messenger, facsimile, telecopy, or if duly deposited in the mails, by certified or registered mail, postage prepaid-return receipt requested, and shall be deemed to have been duly given or made (i) upon delivery, if delivered personally or by courier service or messenger, in each case with record of receipt, (ii) upon transmission with confirmed delivery, if sent by facsimile or telecopy, or (iii) four (4) Business Days after being sent by certified or registered mail, postage pre-paid, return receipt requested, to the following addresses, or such other addresses as may be furnished hereafter by notice in writing, to the following parties:

(a)	If to the Partnership, to:

c/o Trump Entertainment Resorts, Inc.

15 South Pennsylvania Avenue

Atlantic City, New Jersey 08401

Facsimile: (609) 449-6705

Attn:	Robert M. Pickus, Chief Administrative Officer and
General Counsel

with copies to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Facsimile: (212) 310-8007

Attn:	Ted S. Waksman, Esq.
(b)	If to BNAC, to:

BNAC, Inc.

6000 Legacy Drive

Plano, Texas 75024

Facsimile: (469) 467-5012

Attn.: Stephen J. Costas, General Counsel

with a copy to:

Hunton & Williams LLP

1445 Ross Avenue, Suite 3700

Dallas, Texas 75202

Facsimile: (469) 241-9568

Attn.	Lawrence Adams, Esq.
(c)	if to Trump, to:

c/o The Trump Organization

725 Fifth Avenue

New York, NY 10022

Facsimile: (212) 688-8135

Attn:	Donald J. Trump

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019-6099

Facsimile: (212) 728-8111

Attn:	Thomas M. Cerabino, Esq.

Section 8.3    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall together be considered one and the same instrument.

Section 8.4    Headings. The headings of the articles, sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

Section 8.5    Amendment. This Agreement may be amended only by an instrument in writing duly executed by or on behalf of the Partnership and each New Partner.

Section 8.6    Extension; Waiver. At any time prior to the First Closing or the Second Closing (as the case may be), any party hereto may, to the extent legally allowed, (a) extend the time for or waive the performance of any of the obligations or other acts of the other parties hereto to be performed hereunder as of the First Closing or Second Closing, (b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if and as set forth in a written instrument signed on behalf of such party.

Section 8.7    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, and such invalid term or provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation.

Section 8.8    Entire Agreement; No Third Party Beneficiaries. This Agreement and all documents and instruments referred to herein (including, without limitation, the other Transaction Documents) (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, and (b) are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. In the event of any inconsistency between the terms of this Agreement and the Bankruptcy Plan or any other Transaction Document with respect to any matter, the terms of this Agreement shall control.

Section 8.9    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law; provided, however, that each of the provisions of this Agreement is subject to and shall be enforced in compliance with the Gaming Laws.

Section 8.10 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided, however, that any New Partner may assign this Agreement and/or any of its rights, interests or obligations hereunder to one or more Affiliates of such New Partner or to any other Person in which such New Partner directly or indirectly owns an equity interest and that is controlled by such New Partner or the other New Partner, it being understood that no such assignment shall relieve such New Partner of his or its obligations hereunder. Any attempted or purported assignment of this Agreement or of the rights, interests or obligations hereunder of any party hereto other than in accordance with this Section 8.10 shall be void ab initio. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 8.11 Election of Remedies. Neither the exercise nor the failure to exercise a right of set-off or to give notice of a claim under this Agreement will constitute an election of remedies or limit the parties in any manner in the enforcement of any other remedies that may be available to any of them, whether at Law or in equity.

Section 8.12 Submission to Jurisdiction. Each of the parties hereto (a) consents to commit itself to the personal jurisdiction of the Bankruptcy Court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Bankruptcy Court.

Section 8.13 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any legal action or proceeding directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby.

Section 8.14 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the terms or provisions of this Agreement to be performed by TER or the Partnership prior to the First Closing shall have not been performed prior to the First Closing in accordance with their specific terms or shall have been otherwise breached. It is accordingly agreed that, without posting a bond or other undertaking, notwithstanding anything to the contrary contained in this Agreement, at any time prior to the First Closing, each of the New Partners shall be entitled to injunctive or other equitable relief against TER and the Partnership to prevent or cure breaches of this Agreement by TER or the Partnership and to specifically enforce against TER and the Partnership the terms and provisions hereof in the Bankruptcy Court, such remedy against TER and the Partnership being in addition to any other remedy against TER and the Partnership to which any New Partner may be entitled at Law or in equity. In the event that, pursuant to the immediately preceding sentence, any action, suit or proceeding is brought by any New Partner in equity to enforce the provisions of this Agreement against TER and/or the Partnership, neither TER nor the Partnership shall allege, and each of TER and the Partnership hereby waives the defense or counterclaim, that there is an adequate remedy at Law.

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IN WITNESS WHEREOF, the undersigned have caused this Purchase Agreement to be duly executed thereby as of the date first written above.

PARTNERSHIP:

TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P.

By:	Trump Entertainment Resorts, Inc.,

its general partner

By:	/s/ Mark Juliano
Name:	Mark Juliano
Title:	CEO

TRUMP ENTERTAINMENT RESORTS, INC.

By:	/s/ Mark Juliano
Name:	Mark Juliano
Title:	CEO

NEW PARTNERS:

BNAC, INC.

By:	/s/ D. Andrew Beal
Name:	D. Andrew Beal
Title:	President

DONALD J. TRUMP

/s/ Donald J. Trump
Name: Donald J. Trump